This prospectus relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This prospectus is not an offer to sell these securities and Citigroup is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-157459
SUBJECT TO COMPLETION, DATED DECEMBER 14, 2009

PRELIMINARY PROSPECTUS

35,000,000     % T-DECSSM

This is an offering of Tangible Dividend Enhanced Common Stock, or “T-DECS,” of Citigroup Inc. Each T-DECS has a stated amount of $100.

Each T-DECS is a unit comprised of a prepaid stock purchase contract and a subordinated amortizing note due December 15, 2012 issued by Citigroup, which has an initial principal amount of $      per amortizing note and a scheduled final installment payment date of December 15, 2012.

On December 15, 2012, each purchase contract will automatically settle and Citigroup will deliver a number of shares of its common stock, based on the applicable market value, which is the average of the daily volume weighted average prices, or VWAPs (as defined herein), of the common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding December 15, 2012, as follows:

•	if the applicable market value equals or exceeds $ , you will receive shares;

•	if the applicable market value is greater than $ but less than $ , you will receive a number of shares having a value, based on the applicable market value, equal to $100; and

•	if the applicable market value is less than or equal to $ , you will receive shares.

At any time prior to December 15, 2012, you may settle your purchase contract and Citigroup will deliver           shares of its common stock. In addition, if a fundamental change (as defined herein) occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of Citigroup common stock based on the fundamental change early settlement rate, as described herein. Citigroup may elect to settle all outstanding purchase contracts prior to the December 15, 2012 settlement date at the early mandatory settlement rate (as defined herein), upon a date fixed by Citigroup upon not less than 5 business days’ notice. The purchase contract holders will not receive any cash distributions.

The amortizing notes will pay you equal quarterly installments of $      per amortizing note, which in the aggregate will be equivalent to a     % cash payment per year with respect to each $100 stated amount of T-DECS. Citigroup will have the right to defer installment payments at any time and from time to time under the circumstances, and subject to the conditions, described herein, so long as such deferral period does not extend beyond December 15, 2015. The amortizing notes will be junior subordinated obligations of Citigroup, and will rank (i) junior both in liquidation and right of payment, to the extent set forth in the junior subordinated debt indenture, to all of Citigroup’s “Senior Indebtedness” (as defined under “Description of the Amortizing Notes — Subordinated Debt”) and (ii) equally with all of Citigroup’s unsecured and subordinated indebtedness, whether currently existing or hereinafter created, other than junior subordinated indebtedness that is designated as junior to the amortizing notes. If Citigroup elects to settle the purchase contracts early, you will have the right to require Citigroup to repurchase your amortizing notes, except in certain circumstances as described herein.

Each T-DECS may be separated into its constituent purchase contract and amortizing note after the initial issuance date of the T-DECS.

Citigroup will apply to list the T-DECS on the New York Stock Exchange under the symbol “          ,” and Citigroup expects trading on the New York Stock Exchange to begin within 30 days after the T-DECS are first issued. However, Citigroup will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but Citigroup may list such separate purchase contracts and separate amortizing notes in the future as described herein. Prior to this offering, there has been no public market for the T-DECS. Citigroup’s common stock is listed on The New York Stock Exchange under the symbol “C.” The last reported sale price of Citigroup’s common stock on The New York Stock Exchange on December 11, 2009 was $3.95 per share.

Concurrently with this offering, Citigroup is offering           shares of its common stock (or           shares if the underwriters in that offering exercise their over-allotment option in full), and the U.S. Department of the Treasury is offering           shares of Citigroup common stock (or           shares if the underwriters in that offering exercise their over-allotment option in full). None of these offerings is contingent upon the others.

Investing in the T-DECS involves a number of risks. See the “Risk Factors” section beginning on page 11, along with the other information in this prospectus, before you make your investment decision.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Neither the T-DECS, the purchase contracts nor the amortizing notes are deposits or savings accounts. These securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

	Per T-DECS		Total

Public Offering Price		$100		$3,500,000,000
Underwriting Discount	$		$
Proceeds to Citigroup (before expenses)	$		$

The underwriters expect to deliver the T-DECS to purchasers on or about December   , 2009 through the book-entry facilities of The Depository Trust Company.

Citi
Morgan Stanley

December   , 2009

SM T-DECS is a service mark of Citigroup Global Markets Inc. and is the subject of a pending patent application.

You should rely only on the information contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on such information. Citigroup is not, and the underwriters are not, making an offer to sell the T-DECS in any jurisdiction where its offer and sale is not permitted. You should assume that the information appearing in this prospectus, as well as information Citigroup previously filed with the SEC and incorporated by reference, is accurate only as of the date of the applicable document.

The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law. Persons into whose possession this prospectus comes are required by Citigroup to inform themselves about, and to observe any such restrictions, and Citigroup accepts no liability in relation thereto. See “Underwriting.”

This prospectus is not an offer to sell these T-DECS and is not soliciting an offer to buy these T-DECS in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. See “Underwriting.”

References in this prospectus to “dollars,” “$” and “U.S.$” are to United States dollars.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act of 1933, as amended, Citigroup filed a registration statement relating to the T-DECS offered by this prospectus with the SEC (No. 333-157459). This prospectus is a part of that registration statement, which includes additional information.

Citigroup files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Citigroup files at the SEC’s public reference room in Washington, D.C. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

The SEC allows Citigroup to “incorporate by reference” the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Citigroup files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. Citigroup incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 1-09924):

(a) Annual Report on Form 10-K for the year ended December 31, 2008 (as updated by the Current Report on Form 8-K filed on October 13, 2009);

(b) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009, June 30, 2009 and September 30, 2009; and

(c) Current Reports on Form 8-K filed on January 12, 2009, January 16, 2009 (4 reports), January 21, 2009, January 23, 2009 (2 reports), February 2, 2009, February 18, 2009 (2 reports), February 27, 2009 (2 reports), March 2, 2009, March 11, 2009, March 19, 2009, March 20, 2009, April 17, 2009 (2 reports), April 22, 2009, May 4, 2009, May 11, 2009 (two reports), May 22, 2009, June 3, 2009, June 10, 2009, June 12, 2009, June 18, 2009, June 19, 2009, July 10, 2009, July 15, 2009, July 17, 2009, July 23, 2009 (2 reports), July 27, 2009 (2 reports), July 30, 2009 (2 reports), August 12, 2009, September 24, 2009, October 15, 2009, October 30, 2009, November 12, 2009, November 17, 2009, November 25, 2009, December 1, 2009 and December 14, 2009.

All documents Citigroup files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the T-DECS described in this prospectus and (2) the date the broker-dealer subsidiaries of Citigroup stop offering the T-DECS pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

You may request a copy of these filings, at no cost, by writing or telephoning Citigroup at the following address:

Citigroup Document Services
540 Crosspoint Parkway
Getzville, NY 14068
(716) 730-8055 (tel.)
(877) 936-2737 (toll free)

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on Citigroup’s management’s beliefs and assumptions and on information currently available to Citigroup’s management and involve external risks and uncertainties, including but not limited to those listed and described under “Risk Factors” in Citigroup’s Annual Report on Form 10-K for the year ended December 31, 2008. Forward-looking statements include information concerning Citigroup’s possible or assumed future results of operations and statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those discussed elsewhere in this prospectus and the documents incorporated by reference in this prospectus. You should not put undue reliance on any forward-looking statements. Except as required by applicable law or regulation, Citigroup does not have any intention or obligation to update forward-looking statements after it distributes this prospectus.

CITIGROUP INC.

Citigroup is a global diversified financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup has approximately 200 million customer accounts and does business in more than 140 countries. Citigroup’s businesses are aligned in three reporting segments: (i) Citicorp, which consists of Regional Consumer Banking (in North America, EMEA, Asia, and Latin America) and the Institutional Clients Group (Securities and Banking, including the Private Bank, and Transaction Services); (ii) Citi Holdings, which consists of Brokerage and Asset Management, Local Consumer Lending, and a Special Asset Pool; and (iii) Corporate/Other. Citigroup was incorporated in 1988 under the laws of the State of Delaware as a corporation with perpetual duration.

Citigroup is a holding company and services its obligations primarily with dividends and advances that it receives from subsidiaries. Citigroup’s subsidiaries that operate in the banking and securities business can only pay dividends if they are in compliance with the applicable regulatory requirements imposed on them by federal and state bank regulatory authorities and securities regulators. Citigroup’s subsidiaries may be party to credit agreements that also may restrict their ability to pay dividends. Citigroup currently believes that none of these regulatory or contractual restrictions on the ability of its subsidiaries to pay dividends will affect Citigroup’s ability to service its own debt. Citigroup must also maintain the required capital levels of a bank holding company before it may pay dividends on its stock.

Under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), a bank holding company is expected to act as a source of financial strength for its subsidiary banks. As a result of this regulatory policy, the Federal Reserve might require Citigroup to commit resources to its subsidiary banks when doing so is not otherwise in the interests of Citigroup or its shareholders or creditors.

The principal office of Citigroup is located at 399 Park Avenue, New York, NY 10043, and its telephone number is (212) 559-1000.

RATIO OF INCOME TO FIXED CHARGES AND RATIO OF INCOME TO COMBINED FIXED CHARGES INCLUDING PREFERRED STOCK DIVIDENDS

The following table shows (1) the consolidated ratio of income to fixed charges and (2) the consolidated ratio of income to combined fixed charges including preferred stock dividends of Citigroup for each of the five most recent fiscal years and the nine months ended September 30, 2009.

	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2009	2008	2007	2006	2005	2004

Ratio of income to fixed charges (excluding interest on deposits)	1.53	NM	1.01	1.81	2.25	2.65
Ratio of income to fixed charges (including interest on deposits)	1.34	NM	1.01	1.51	1.79	2.00
Ratio of income to combined fixed charges including preferred stock dividends (excluding interest on deposits)	1.23	NM	1.01	1.80	2.24	2.63
Ratio of income to combined fixed charges including preferred stock dividends (including interest on deposits)	1.16	NM	1.01	1.50	1.79	1.99

NM = Not Meaningful

The T-DECS

Issuer	Citigroup Inc.

Number of T-DECS Offered	35,000,000 T-DECS.

Stated amount and initial offering price of each T-DECS	$100 for each T-DECS.

Components of each T-DECS	Each T-DECS is a unit comprised of two parts:

• a prepaid stock purchase contract (a “purchase contract”); and

• a junior subordinated amortizing note issued by Citigroup (an “amortizing note”).

Each purchase contract will automatically settle on December 15, 2012 (the “mandatory settlement date”), and Citigroup will deliver not more than shares and not less than shares of its common stock, subject to adjustment, based upon the applicable settlement rate and applicable market value of its common stock, as described below under “Description of the Purchase Contracts — Delivery of Common Stock.”

The purchase contract holders will not receive any cash distributions.

Each amortizing note will have an initial principal amount of $ , bear interest at the rate of % per annum and a scheduled final installment payment date of December 15, 2012. On each March 15, June 15, September 15 and December 15, commencing on March 15, 2010, Citigroup will pay equal installments of $ on each amortizing note. Each installment will constitute a payment of interest and a partial repayment of principal, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes — Amortization Schedule.” Citigroup will have the right to defer installment payments at any time and from time to time under the circumstances, and subject to the conditions, described herein, so long as such deferral period does not extend beyond December 15, 2015.

The return to an investor on a T-DECS will depend upon the return provided by each component. The overall return will consist of the value of the shares of Citigroup common stock delivered upon settlement of the purchase contracts and the cash installments paid on the amortizing notes.

Each T-DECS may be separated into its components	Each T-DECS may be separated into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately succeeding the date of initial issuance of the T-DECS to, but excluding, the third business day immediately preceding the mandatory settlement date or any early mandatory settlement date, as defined below. Prior to separation, the T-DECS may be purchased and transferred only as T-DECS.

A T-DECS may be recreated from its components	If you hold a separate purchase contract and a separate amortizing note, you may combine the two components to recreate a T-DECS.

Trading	Citigroup will apply to list the T-DECS on the New York Stock Exchange under the symbol “ ,” and Citigroup expects trading on the New York Stock Exchange to begin within 30 days after the T-DECS are first issued. However, Citigroup will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but Citigroup may list such separate purchase contracts and separate amortizing notes in the future as described under “Description of the T-DECS — Listing of Securities.” Prior to this offering, there has been no public market for the T-DECS. Citigroup’s common stock is listed on The New York Stock Exchange under the symbol “C.”

Use of proceeds	Citigroup intends to use the net proceeds of its offering of T-DECS, together with the net proceeds of its concurrent offering of common stock and existing funds, (i) to repurchase and retire $20 billion of trust preferred securities held by the U.S. Department of the Treasury pursuant to Citigroup’s participation in the Troubled Asset Relief Program, (ii) to effect the termination of the Loss Sharing Agreement with the U.S. Government and (iii) in respect of any excess net proceeds, for general corporate purposes.

Symbol of Citigroup common stock on the New York Stock Exchange	“C”

United States federal income tax considerations	Although there is no authority directly on point and therefore the issue is not entirely free from doubt, each T-DECS will be treated as an investment unit composed of two separate instruments for U.S. federal income tax purposes, and the amortizing notes will be treated as indebtedness for U.S. federal income tax purposes. Under this treatment, a holder of T-DECS will be treated as if it held each component of T-DECS for U.S. federal income tax purposes. By acquiring a T-DECS, you will agree to treat (i) a T-DECS as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes as indebtedness for U.S. tax purposes. If, however, the components of a T-DECS were treated as a single instrument, the U.S. federal income tax consequences could differ from the consequences described herein.

Holders should consult their tax advisors regarding the tax treatment of an investment in T-DECS and whether a purchase of a T-DECS is advisable in light of the investor’s particular tax situation and the tax treatment described under “Certain U.S. Federal Income Tax Considerations.”

The Purchase Contracts

Mandatory settlement	On the mandatory settlement date, December 15, 2012, each purchase contract will automatically settle and Citigroup will deliver a number of shares of its common stock, based on the applicable settlement rate, unless such purchase contract has been previously settled at the holder’s or Citigroup’s option. The settlement of the purchase contracts on the mandatory settlement date cannot be deferred.

Settlement rate	The “settlement rate” for each purchase contract will be not more than shares and not less than shares of Citigroup common stock, depending on the applicable market value of Citigroup common stock, calculated as described below.

• If the applicable market value equals or exceeds $ (the “threshold appreciation price”), you will receive shares of common stock per purchase contract (the “minimum settlement rate”).

• If the applicable market value is greater than $      (the “reference price”), but is less than the threshold appreciation price, you will receive a number of shares per purchase contract equal to $100, divided by the applicable market value.

• If the applicable market value is less than or equal to the reference price, you will receive shares of common stock per purchase contract (the “maximum settlement rate”).

The settlement rate is subject to adjustment as described below under “Description of the Purchase Contracts — Adjustments to the Fixed Settlement Rates.”

The “applicable market value” means the average of the daily VWAPs of Citigroup common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the mandatory settlement date. The reference price is the public offering price of Citigroup common stock in the concurrent common stock offerings, unless such concurrent common stock offerings are not completed, in which case the reference price will be the last reported sale price of Citigroup common stock on the date of this prospectus. The threshold appreciation price represents a % appreciation over the reference price.

The following table illustrates the settlement rate per purchase contract and the value of Citigroup common stock issuable upon settlement on the mandatory settlement date, determined using the applicable market value shown, subject to adjustment.

Value of Common
Applicable Market Value of Citigroup Common Stock	Settlement Rate	Stock

Less than $		Less than $100
Between $ and $		$100
Greater than $		Greater than $100

Early settlement at your election	At any time prior to the third trading day immediately preceding the mandatory settlement date, you may settle any or all of your purchase contracts early, in which case Citigroup will deliver a number of shares of its common stock equal to the minimum settlement rate, which is subject to adjustment as described below under “Description of the Purchase Contracts — Adjustments to the Fixed Settlement Rates.” That is, the market value of Citigroup common stock on the early settlement date will not affect the early settlement rate. Your right to settle your purchase contract prior to the mandatory settlement date is subject to the delivery of your purchase contract.

In addition, if a “fundamental change” (as defined herein) occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of Citigroup common stock based on the “fundamental change early settlement rate” as described under “Description of the Purchase Contracts — Early Settlement Upon a Fundamental Change.”

Early settlement at Citigroup’s election	Citigroup may elect to settle all outstanding purchase contracts early at the “early mandatory settlement rate” (as described under “Description of the Purchase Contracts — Early Settlement at Citigroup’s Election”) upon a date fixed by Citigroup upon not less than 5 business days’ notice (the “early mandatory settlement date”).

The “early mandatory settlement rate” will be the maximum settlement rate, unless the closing price (as defined below) of Citigroup common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately preceding the notice date (as defined below) exceeds 130% of the threshold appreciation price in effect on each such trading day, in which case the “early mandatory settlement rate” will be the minimum settlement rate.

If Citigroup elects to settle all the purchase contracts early, you will have the right to require it to repurchase your amortizing notes, except in certain circumstances, as described under “Description of the Amortizing Notes — Repurchase of Amortizing Notes at the Option of the Holder.”

The Amortizing Notes

Initial principal amount of each amortizing note	$ .

Installment payments	Each installment payment of $ will be paid in cash and will constitute a partial repayment of principal and a payment of interest, computed at a rate of % per year. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Payments will be applied first to the interest due and payable and then to the reduction of the unpaid principal amount, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes — Amortization Schedule.”

Installment payment dates	Each March 15, June 15, September 15 and December 15, commencing on March 15, 2010.

Right to defer installment payments	Citigroup will have the right to defer installment payments at any time and from time to time under the circumstances, and subject to the conditions, described under “Description of the Amortizing Notes — Option to Extend Installment Payment Period” so long as such deferral period does not extend beyond December 15, 2015.

Ranking of the amortizing notes	The amortizing notes will be subordinated obligations of Citigroup and will rank junior both in liquidation and right of payment to all “Senior Indebtedness” (as defined under “Description of the Amortizing Notes — Subordination”). The amortizing notes will rank equally with all of Citigroup’s junior subordinated indebtedness, whether currently existing or hereinafter created, other than junior subordinated indebtedness that is designated as junior to the amortizing notes. Citigroup may issue additional series of junior subordinated notes that rank pari passu with the amortizing notes.

Repurchase of amortizing notes at the option of the holder	If Citigroup elects to settle the purchase contracts early, holders will have the right to require Citigroup to repurchase their amortizing notes for cash at the repurchase price, except in the circumstances and subject to the conditions, described under “Description of the Amortizing Notes — Repurchase of Amortizing Notes at the Option of the Holder.”

RISK FACTORS

Investing in Citigroup’s T-DECS involves risk. See the risk factors below and the risk factors described in Citigroup’s Annual Report on Form 10-K for Citigroup’s most recent fiscal year, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as the other information Citigroup includes or incorporates by reference in this prospectus. These risks could materially affect Citigroup’s business, results of operations or financial condition and cause the value of Citigroup’s T-DECS to decline. You could lose all or part of your investment.

Risks related to the T-DECS

You assume the risk that the market value of Citigroup common stock may decline.

The purchase contracts, pursuant to which Citigroup will deliver to you shares of its common stock, are components of the T-DECS. The number of shares of common stock that you will receive upon settlement of a purchase contract on the mandatory settlement date, whether as a component of a T-DECS or a separate purchase contract, will depend upon the average of the daily volume weighted average prices, or VWAPs, of Citigroup common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the mandatory settlement date (the “applicable market value”). Because the price of Citigroup common stock fluctuates, there can be no assurance that the market value of the common stock received by you will be equal to or greater than the reference price of $      . If the applicable market value of Citigroup common stock is less than the reference price, then the market value of the common stock issued to you on the mandatory settlement date (assuming that the market value is the same as the applicable market value of the common stock) will be less than the effective price per share paid by you for such common stock on the date of issuance of the T-DECS. Therefore, you assume the entire risk that the market value of Citigroup common stock may decline before the mandatory settlement date. Any decline in the market value of Citigroup common stock may be substantial.

You will receive only a portion of any appreciation in the market price of Citigroup common stock.

The aggregate market value of Citigroup common stock delivered to you upon settlement of a purchase contract generally will exceed the $100 stated amount of each T-DECS only if the applicable market value of Citigroup common stock equals or exceeds the threshold appreciation price. Therefore, during the period prior to the mandatory settlement date, an investment in a T-DECS affords less opportunity for equity appreciation than a direct investment in Citigroup common stock. If the applicable market value exceeds the reference price but is less than the threshold appreciation price, you will realize no equity appreciation on Citigroup common stock above the reference price. Furthermore, if the applicable market price equals or exceeds the threshold appreciation price, you would receive on the mandatory settlement date only approximately     % of the value of the shares of Citigroup common stock you would have received had you purchased shares of common stock with $100 at the public offering price in the concurrent public offerings (or, if such concurrent public offerings are not completed, at the last reported sale price of Citigroup common stock on the date of this prospectus). See “Description of the Purchase Contracts — Delivery of Common Stock” for a table showing the number of shares of common stock that you would receive at various applicable market values.

Citigroup may not be able to settle your purchase contracts and deliver shares of its common stock, or make payments on the amortizing notes, in the event that Citigroup files for bankruptcy.

If Citigroup files for bankruptcy protection prior to settlement of the purchase contracts, it may be unable to deliver Citigroup common stock to you and, in such circumstances, Citigroup expects that your claim will be relegated to a claim in bankruptcy that ranks equally with the claims of Citigroup common stockholders, in which case you will only be able to recover damages to the extent holders of Citigroup common stock receive any recovery. See “Description of the Purchase Contracts — Consequences of Bankruptcy.”

In addition, bankruptcy law generally prohibits the payment of pre-bankruptcy debt by a company that has commenced a bankruptcy case while the case is pending. If Citigroup becomes a debtor in a bankruptcy case, so long as the case was pending you would likely not receive payments of principal or interest due under the amortizing note component of the T-DECS.

The trading prices for the T-DECS, the purchase contracts and the amortizing notes will be directly affected by the trading prices for Citigroup common stock, the general level of interest rates and Citigroup’s credit quality, each of which is impossible to predict.

It is impossible to predict whether the prices of Citigroup common stock, interest rates or Citigroup’s credit quality will rise or fall. Trading prices of the common stock will be influenced by Citigroup’s operating results and prospects and by economic, financial, industry and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, can affect the price of Citigroup common stock, as can sales by us or our stockholders of substantial amounts of common stock in the market after the offering of the T-DECS or the perception that those sales could occur. The market for Citigroup common stock likely will influence, and be influenced by, any market that develops for the T-DECS or the separate purchase contracts. For example, investors’ anticipation of the distribution into the market of the additional shares of common stock issuable upon settlement of the purchase contracts could depress the price of Citigroup common stock and increase the volatility of the common stock price, which could in turn depress the price of the T-DECS or the purchase contracts. The price of Citigroup common stock also could be affected by possible sales of such common stock by investors who view the T-DECS as a more attractive means of equity participation in Citigroup and by hedging or arbitrage trading activity that is likely to develop involving the T-DECS, separate purchase contracts and the common stock. The arbitrage activity could, in turn, affect the trading prices of the T-DECS, the separate purchase contracts and the common stock.

Recent developments in the equity-linked and convertible securities markets may adversely affect the market value of the T-DECS.

Governmental actions that interfere with the ability of equity-linked and convertible securities investors to effect short sales of the underlying shares of common stock could significantly affect the market value of the T-DECS. Such government actions would make the convertible arbitrage strategy that many equity-linked and convertible securities investors employ difficult to execute for outstanding equity-linked or convertible securities of any company whose shares of common stock are subject to such actions. The equity-linked and convertible securities markets recently experienced unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets and the emergency orders issued by the SEC on September 17 and 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop-gap measure while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of common stock of certain financial companies, including Citigroup. As a result, the SEC orders made the convertible arbitrage strategy that many equity-linked and convertible securities investors employ difficult to execute for outstanding equity-linked and convertible securities of those companies whose common stock was subject to the short sale prohibition. Although the SEC orders expired on October 8, 2008, the SEC is currently considering instituting other limitations on effecting short sales (such as the up-tick rule) and other regulatory organizations may do the same. On April 8, 2009, the SEC voted unanimously to seek public comment on whether short sale price restrictions or circuit breaker restrictions should be imposed. The SEC voted to propose two approaches to restrictions on short selling. One approach would apply on a market wide and permanent basis, including adoption of a new uptick rule, while the other would apply only to a particular security during severe market declines in that security, and would involve, among other limitations, bans on short selling in a particular security during a day if there is a severe decline in price in that security. If such limitations are instituted by the SEC or any other regulatory agencies, the market value of the T-DECS could be adversely affected.

You may receive shares of common stock upon settlement of the purchase contracts that are lower in value than the price of the common stock just prior to the mandatory settlement date.

Because the applicable market value of the common stock is determined over the 20 consecutive trading days ending on the third trading day immediately preceding the mandatory settlement date, the number of shares of common stock delivered for each purchase contract may on the mandatory settlement date be greater than or less than the number that would have been delivered based on the VWAP of the common stock on the last trading day in such period. In addition, you will bear the risk of fluctuations in the market price of the shares of common stock deliverable upon settlement of the purchase contracts between the end of such period and the date such shares are delivered.

If you elect to settle your purchase contracts prior to the mandatory settlement date, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date.

Holders of the T-DECS or separate purchase contracts have the option to settle their purchase contracts at any time beginning on, and including, the business day immediately succeeding the date of initial issuance of the T- DECS. However, if you settle your purchase contracts prior to the third business day immediately preceding the mandatory settlement date, you will receive for each purchase contract a number of shares of common stock equal to the minimum settlement rate, regardless of the current market value of Citigroup common stock, unless you elect to settle your purchase contracts early in connection with a fundamental change, in which case you will be entitled to settle your purchase contracts at the fundamental change early settlement rate, which may be greater than the minimum settlement rate. In either case, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date.

Upon issuance of the T-DECS and the Citigroup common stock in its concurrent offering, Citigroup common stock will incur immediate dilution.

Upon issuance of the T-DECS, which includes a purchase contract component, and the common stock Citigroup will issue in the concurrent offering described in “Concurrent Offerings” below, Citigroup common stock will incur immediate and substantial net tangible book value dilution.

Citigroup may issue additional shares of its common stock, which may dilute the value of Citigroup common stock but may not trigger an anti-dilution adjustment under the terms of the purchase contracts.

The trading price of Citigroup common stock may be adversely affected if Citigroup issues additional shares of its common stock. The number of shares of common stock issuable upon settlement of the purchase contracts is subject to adjustment only for stock splits and combinations, stock dividends and certain other specified transactions. The number of shares of common stock deliverable upon settlement is not subject to adjustment for other events that may adversely affect the value of Citigroup common stock, such as employee stock options grants, offerings of Citigroup common stock for cash (including the offerings of common stock made concurrently with this offering), certain exchanges of Citigroup common stock for other Citigroup securities or in connection with acquisitions and other transactions. The terms of the T-DECS do not restrict Citigroup’s ability to offer its common stock in the future or to engage in other transactions that could dilute its common stock, which may adversely affect the value of the purchase contracts.

If Citigroup exercises its right to defer installment payments on the amortizing notes, the market price of the T-DECS and separate amortizing notes is likely to be adversely affected.

Citigroup will have the right to defer installment payments at any time and from time to time under the circumstances, and subject to the conditions, described under “Description of the Amortizing Notes — Option to Extend Installment Payment Period” so long as such deferral period does not extend beyond December 15, 2015. During any such deferral period, holders of the T-DECS and separate amortizing notes will have no remedies against Citigroup for nonpayment unless Citigroup fails to pay all previously deferred installment payments (including interest thereon) in cash within 30 days of the last day of such deferral period. If Citigroup exercises its right to defer installment payments, the market price of the T-DECS and separate amortizing notes may be more volatile than the market prices of other securities that are not subject to optional payment deferral features.

The secondary market for the T-DECS, the purchase contracts and the amortizing notes may be illiquid.

Citigroup will apply to list the T-DECS on the New York Stock Exchange. If approved for listing, Citigroup expects that the T-DECS will begin trading on the New York Stock Exchange within 30 days after the T-DECS are first issued. Listing the T-DECS on the New York Stock Exchange does not guarantee that a trading market will develop or, if a trading market does develop, the depth or duration of that market or the ability of holders to sell their T-DECS.

Moreover, Citigroup Global Markets Inc. is the sole book-running manager for the offering of the T-DECS. After the distribution of the T-DECS, due to certain regulatory restrictions arising from its affiliation with Citigroup, Citigroup Global Markets Inc. will not be able to make a market in the T-DECS. Additionally, Citigroup Global Markets Inc. will not be able to effect any transactions for the account of any customers in the T-DECS, except on a limited, unsolicited basis. Other broker-dealers unaffiliated with Citigroup will not be subject to such prohibitions.

Beginning on the business day immediately succeeding the date of initial issuance of the T-DECS, purchasers of T-DECS will be able to separate each T-DECS into a purchase contract and an amortizing note. Citigroup is unable to predict how the separate purchase contracts or the separate amortizing notes will trade in the secondary market, or whether that market will be liquid or illiquid. Citigroup will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system. If (i) a sufficient number of T-DECS are separated into separate purchase contracts and separate amortizing notes and traded separately such that applicable listing requirements are met and (ii) the holders of such separate purchase contracts and separate amortizing notes request that Citigroup list such separate purchase contracts and separate amortizing notes, Citigroup will endeavor to list such separate purchase contracts and separate amortizing notes on an exchange of Citigroup’s choosing (which may or may not be the New York Stock Exchange) subject to applicable listing requirements.

The purchase contract agreement will not be qualified under the Trust Indenture Act, and the obligations of the purchase contract agent are limited.

The purchase contract agreement between Citigroup and the purchase contract agent will not be qualified as an indenture under the Trust Indenture Act of 1939, and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract agreement or the purchase contract agent. The amortizing notes constituting a part of the T-DECS will be issued pursuant to an indenture, which has been qualified under the Trust Indenture Act. Accordingly, if you hold T-DECS, you will have the benefit of the protections of the Trust Indenture Act only to the extent applicable to the amortizing notes. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

•	disqualification of the indenture trustee for “conflicting interests,” as defined under the Trust Indenture Act;

•	provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

•	the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

Citigroup’s obligations to make payments on the amortizing notes are subordinate to its payment obligations under Citigroup’s Senior Indebtedness. Citigroup will depend upon dividends or other intercompany transfers from its subsidiaries to meet its obligations under the amortizing notes. Claims of creditors of these subsidiaries may have priority over claims by Citigroup with respect to the assets and earnings of these subsidiaries.

Citigroup’s obligations under the amortizing notes rank junior in right of payment to all of its existing and future Senior Indebtedness, as defined under the caption “Description of the Amortizing Notes — Subordination.” In addition, the amortizing notes will not be guaranteed by any of Citigroup’s subsidiaries, which are separate legal entities that have no obligation to pay, or make funds available to pay, any amounts due on the amortizing notes. The amortizing notes will therefore be effectively subordinated to all indebtedness and other obligations, including trade payables and preferred stock, if any, of Citigroup’s subsidiaries. This means that, unless all Senior Indebtedness is repaid in full, Citigroup cannot make any payments on the amortizing notes if its unsecured indebtedness for borrowed money is accelerated, in the event of Citigroup’s bankruptcy, insolvency or liquidation or if the amortizing notes are accelerated.

The terms of the junior subordinated indenture do not limit Citigroup’s ability to incur additional debt, including secured or unsecured debt that will rank senior to the amortizing notes and purchase contracts.

The fundamental change early settlement rate may not adequately compensate you.

If a “fundamental change” occurs and you elect to exercise your fundamental change early settlement right, you will be entitled to settle your purchase contracts at the fundamental change early settlement rate. Although the fundamental change early settlement rate is designed to compensate you for the lost value of your purchase contracts as a result of the early settlement of the purchase contracts, this feature may not adequately compensate you for such loss. In addition, if the stock price in the fundamental change is greater than $      per share (subject to adjustment), this feature of the purchase contracts will not compensate you for any additional loss suffered in connection with a fundamental change. See “Description of the Purchase Contracts — Early Settlement Upon a Fundamental Change.”

Citigroup’s obligation to settle the purchase contracts at the fundamental change early settlement rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Citigroup may not have the ability to raise the funds necessary to repurchase the amortizing notes following the exercise of its early mandatory settlement right, and Citigroup’s debt outstanding at that time may contain limitations on its ability to repurchase the amortizing notes.

If Citigroup elects to exercise its early mandatory settlement right, holders of the amortizing notes will have the right to require Citigroup to repurchase the amortizing notes on the repurchase date at the repurchase price described under “Description of the Amortizing Notes — Repurchase of Amortizing Notes at the Option of the Holder.” However, Citigroup may not have enough available cash or be able to obtain financing at the time it is required to make repurchases of amortizing notes surrendered for repurchase. In addition, Citigroup’s ability to repurchase the amortizing notes may be limited by law, by regulatory authority or by agreements governing its future indebtedness. Citigroup’s failure to repurchase amortizing notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture could also lead to a default under agreements governing Citigroup’s indebtedness outstanding at that time. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, Citigroup may not have sufficient funds to repay the indebtedness and repurchase the amortizing notes.

You have limited remedies for defaults under the indenture.

Although various events may constitute defaults under the indenture, a default that is not an “event of default” will not trigger the acceleration of installment payments due on the amortizing notes. Such acceleration will occur only upon Citigroup’s failure to pay in full all installment payments within 30 days of December 15, 2015 or as a result of specified events of bankruptcy, insolvency, or reorganization of Citigroup. See “Description of the Amortizing Notes — Events of Default.”

You will have no rights as a Citigroup common shareholder until you acquire its common stock.

Until you acquire shares of Citigroup common stock upon settlement on the mandatory settlement date or any early settlement, you will have no rights with respect to its common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, but you will be subject to all changes affecting the common stock. You will be entitled to rights with respect to Citigroup common stock only when Citigroup delivers shares of common stock upon settlement of your purchase contracts. For example, if an amendment is proposed to Citigroup’s certificate of incorporation and the record date for determining the shareowners of record entitled to vote on that amendment occurs prior to the delivery date for common stock under the purchase contracts, then you will not be entitled to vote on that amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of such common stock.

The issuance of the purchase contract components of the T-DECS pursuant to this offering and common stock pursuant to Citigroup’s concurrent offering and related transactions are expected to materially increase the risk that Citigroup could experience an “ownership change” in the future that could significantly limit its ability to utilize its deferred tax assets, depending on the value of Citigroup stock at the time of the “ownership change.”

As of September 30, 2009, Citigroup had recognized net deferred tax assets of approximately $38 billion, which is included in its tangible common equity. Citigroup’s ability to utilize its deferred tax assets to offset future taxable income may be significantly limited if Citigroup experiences an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an ownership change will occur if there is a cumulative change in Citigroup’s ownership by “5-percent shareholders” (as defined in the Code) that exceeds 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on its pre-ownership change deferred tax assets equal to the value of the corporation immediately before the ownership change, multiplied by the long-term tax-exempt rate (subject to certain adjustments); provided that the annual limitation would be increased each year to the extent that there is an unused limitation in a prior year. The limitation arising from an ownership change under Section 382 on Citigroup’s ability to utilize its deferred tax assets depends on the value of Citigroup’s stock at the time of the ownership change.

Citigroup will not experience an ownership change as a result of the issuance of the purchase contract components of the T-DECS pursuant to this offering, the issuance of common stock pursuant to its concurrent offering and the sale of its common stock by the U.S. Department of the Treasury; nonetheless, these and related transactions will be taken into account in determining the cumulative change in Citigroup’s ownership for Section 382 purposes. As a result, they materially increase the risk that Citigroup could experience an ownership change in the future. While Citigroup has adopted a Tax Benefits Preservation Plan (as described below) to minimize the likelihood of transactions in its stock resulting in an ownership change, future stock issuances or transactions in Citigroup stock that may not be within Citigroup’s control may cause it to experience an ownership change. If Citigroup experiences an ownership change, its tangible common equity might be reduced.

You should consider the possible consequences of the Citigroup Tax Benefits Preservation Plan before making an investment in the T-DECS.

On June 9, 2009, Citigroup’s board of directors adopted a Tax Benefits Preservation Plan (the “Plan”), which was filed with the Securities Exchange Commission in a Current Report on Form 8-K on June 10, 2009. The purpose of the Plan is to minimize the likelihood of an “ownership change” (as defined in the Code) occurring and thus protect Citigroup’s ability to utilize certain deferred tax assets, such as net operating loss and tax credit carry forwards, to offset future income. The Plan is designed to reduce the likelihood that Citigroup will experience an ownership change by (i) discouraging any person or group from becoming a “5-percent shareholder” (as defined in the Code) and (ii) discouraging any existing “5-percent shareholder” from acquiring more than a specified number of additional shares of Citigroup common stock. The Plan generally defines a “5-percent shareholder” and measures ownership of Citigroup common stock for this purpose by reference to Section 382 and the applicable Treasury Regulations. While the Plan is not designed as an “anti-takeover plan,” these features may have some “anti-takeover” effect.

It is possible that the ownership of an interest in a purchase contract would be treated, for purposes of Section 382 and, accordingly, for purposes of the Plan, as the ownership of all or a portion of the Citigroup common stock subject thereto. Accordingly, Citigroup intends, for purposes of interpreting and applying the Plan, to treat the ownership of an interest in a purchase contract as the ownership of a number of shares of Citigroup common stock equal to the maximum settlement rate.

Prospective investors should consider the possible consequences of the Plan before making an investment in the T-DECS.

The U.S. federal income tax consequences relating to the T-DECS are uncertain.

No statutory, judicial or administrative authority directly addresses the characterization of the T-DECS or instruments similar to the T-DECS for U.S. federal income tax purposes. As a result, some aspects of the U.S. federal income tax consequences of an investment in the T-DECS are not certain. Specifically, the amortizing notes and the purchase contracts could potentially be recharacterized as a single instrument for U.S. federal income tax purposes, in which case (i) holders could be required to recognize as income the entire amount of each payment on the amortizing notes (rather than treating a portion as a tax-free return of principal) and (ii) payments made to non-U.S. Holders (as defined below under “Certain U.S. Federal Income Tax Considerations”) on the amortizing notes, including payments denominated as principal, could potentially be subject to U.S. withholding tax. No ruling is being requested from the Internal Revenue Service with respect to the T-DECS, and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed below under “Certain U.S. Federal Income Tax Considerations.” Holders should consult their tax advisors regarding potential alternative tax characterizations of the T-DECS.

You may be subject to tax upon an adjustment to the settlement rate of the purchase contracts even though you do not receive a corresponding cash distribution.

The settlement rate of the purchase contracts is subject to adjustment in certain circumstances, including the payment of certain cash dividends or upon a fundamental change. If the settlement rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash. If you are a Non-U.S. Holder (as defined in “Certain U.S. Federal Income Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be withheld from shares of common stock or sales proceeds subsequently paid or credited to you. See “Certain U.S. Federal Income Tax Considerations.”

CONCURRENT OFFERINGS

Concurrently with this offering of T-DECS, Citigroup is offering           shares of its common stock (or           shares if the underwriters in that offering exercise their over-allotment option in full), and the U.S. Department of the Treasury, or the Treasury, is offering           shares (or           shares if the underwriters in that offering exercise their over-allotment option in full) of Citigroup common stock (each, a “Common Stock Offering” and collectively, the “Common Stock Offerings”). None of these offerings is contingent upon the others.

USE OF PROCEEDS

Citigroup intends to use the net proceeds of its offering of T-DECS, together with the net proceeds of its concurrent Common Stock Offering and existing funds, (i) to repurchase and retire $20 billion of trust preferred securities held by the Treasury pursuant to Citigroup’s participation in the Troubled Asset Relief Program, (ii) to effect the termination of the Loss Sharing Agreement with the U.S. Government and (iii) in respect of any excess net proceeds, for general corporate purposes.

DESCRIPTION OF THE T-DECS

Citigroup is offering 35,000,000 T-DECS, each with a stated amount of $100. Each T-DECS is a unit comprised of a prepaid stock purchase contract (a “purchase contract”) and a junior subordinated amortizing note issued by Citigroup (“amortizing note”). The following summary of the terms of the T-DECS, the summary of the terms of the purchase contracts set forth under the caption “Description of the Purchase Contracts” and the summary of the terms of the amortizing notes set forth under the caption “Description of the Amortizing Notes” in this prospectus contain a description of all of the material terms of the T-DECS and their components but are not complete. Citigroup refers you to:

•	the form of purchase contract agreement to be entered into between Citigroup and The Bank of New York Mellon, as purchase contract agent and as trustee under the junior subordinated debt indenture described below (the “purchase contract agreement”) under which the purchase contracts and T-DECS will be issued; and

•	the junior subordinated debt indenture, dated as of July 23, 2004, and a related supplemental indenture for such amortizing notes, to be dated the date of issuance of such amortizing notes, between Citigroup, as issuer, and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, under which the amortizing notes will be issued.

This indenture has been, and the related supplemental indenture for the amortizing notes and the form of purchase contract agreement will be, filed as exhibits to the registration statement of which this prospectus forms a part. Whenever particular sections or defined terms are referred to, such sections or defined terms are incorporated herein by reference.

Components of the T-DECS

Each T-DECS offered is a unit comprised of:

•	a purchase contract pursuant to which Citigroup will deliver to the holder, not later than December 15, 2012 (the “mandatory settlement date”), a number of shares of Citigroup common stock equal to the settlement rate described below under “Description of the Purchase Contracts — Delivery of Common Stock,” subject to adjustment; and

•	a junior subordinated amortizing note issued by Citigroup with an initial principal amount of $ that pays equal quarterly installments of $ per amortizing note, which in the aggregate would be equivalent to a % cash distribution per year on the $100 stated amount per T-DECS.

Unless previously settled at your option as described in “Description of the Purchase Contracts — Early Settlement” or “Description of the Purchase Contracts — Early Settlement Upon a Fundamental Change” or unless previously settled at Citigroup’s option as described in “Description of the Purchase Contracts — Early Settlement at Citigroup’s Election,” Citigroup will deliver to you not more than           shares and not less than        shares of Citigroup common stock, par value $0.01 per share (the “common stock”) on the mandatory settlement date, based upon the applicable settlement rate (as defined below), which is subject to adjustment as described herein, and the applicable market value (as defined below) of Citigroup common stock, as described below under “Description of the Purchase Contracts — Delivery of Common Stock.”

Each amortizing note will have an initial principal amount of $      . On each March 15, June 15, September 15 and December 15, commencing on March 15, 2010, Citigroup will pay equal installments of $      on each amortizing note. Each installment will constitute a payment of interest (at a rate of     % per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes — Amortization Schedule.” Citigroup will have the right to defer installment payments at any time and from time to time under the circumstances, and subject to the conditions, described under “Description of the Amortizing Notes — Option to Extend Installment Payment Period” so long as such deferral period does not extend beyond December 15, 2015.

The stated amount of each T-DECS must be allocated between the amortizing note and the purchase contract based upon their relative fair market values. Citigroup has determined that the fair market value of each amortizing note is $      and the fair market value of each purchase contract is $      . This position will be binding upon each holder (but not on the Internal Revenue Service) unless such holder explicitly discloses a contrary position on a statement attached to such holder’s timely filed U.S. federal income tax return for the taxable year in which it acquires a T-DECS.

Separating and Recreating T-DECS

Upon the conditions and under the circumstances described below, a holder of a T-DECS will have the right to separate a T-DECS into its component parts, and a holder of a separate purchase contract and a separate amortizing note will have the right to recreate a T-DECS.

Separating T-DECS

At initial issuance, the purchase contracts and amortizing notes may be purchased and transferred only as T-DECS and will trade under the CUSIP number for the T-DECS.

On any business day during the period beginning on, and including, the business day immediately succeeding the date of initial issuance of the T-DECS to, but excluding, the third business day immediately preceding the mandatory settlement date or any early mandatory settlement date (as defined below), you will have the right to separate your T-DECS into its constituent purchase contract and amortizing note (which Citigroup refers to as a “separate purchase contract” and a “separate amortizing note,” respectively, and which will thereafter trade under their respective CUSIP numbers), in which case that T-DECS will cease to exist.

Your T-DECS, purchase contract and amortizing note will be represented by global securities registered in the name of a nominee of The Depository Trust Company (“DTC”). You will not be entitled to receive definitive physical certificates for your T-DECS, purchase contracts or amortizing notes, except under the limited circumstances described below under “— Global T-DECS.” Beneficial interests in a T-DECS and, after separation, the separate purchase contract and separate amortizing note will be shown on and transfers will be effected through direct or indirect participants in DTC. In order to separate your T-DECS into its component parts, you must deliver written instruction to the broker or other direct or indirect participant through which you hold an interest in your T- DECS (your “participant”) to notify DTC through DTC’s Deposit/Withdrawal at Custodian (“DWAC”) System of your election to separate the T-DECS.

Separate purchase contracts and separate amortizing notes will be transferable independently from each other.

Recreating T-DECS

If you beneficially own a separate purchase contract and a separate amortizing note, you may recreate a T-DECS by delivering written instruction to your participant to notify DTC through its DWAC System of your desire to recreate the T-DECS.

Listing of Securities

Citigroup will apply to list the T-DECS on the New York Stock Exchange under the symbol “          .” If approved for listing, Citigroup expects that the T-DECS will begin trading on the New York Stock Exchange within 30 days after the T-DECS are first issued. Listing the T-DECS on the New York Stock Exchange does not guarantee that a trading market will develop or, if a trading market does develop, the depth or duration of that market or the ability of holders to sell their T-DECS.

Moreover, Citigroup Global Markets Inc. is the sole book-running manager for the offering of the T-DECS. After the distribution of the T-DECS, due to certain regulatory restrictions arising from its affiliation with Citigroup, Citigroup Global Markets Inc. will not be able to make a market in the T-DECS. Additionally, Citigroup Global Markets will not be able to effect any transactions for the account of any customers in the T-DECS, except on a limited, unsolicited basis. Other broker-dealers unaffiliated with Citigroup will not be subject to such prohibitions.

Citigroup will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system. If (i) a sufficient number of T-DECS are separated into separate purchase contracts and separate amortizing notes and traded separately such that applicable listing requirements are met and (ii) the holders of such separate purchase contracts and separate amortizing notes request that Citigroup list such separate purchase contracts and separate amortizing notes, Citigroup will endeavor to list such separate purchase contracts and separate amortizing notes on an exchange of Citigroup’s choosing (which may or may not be the New York Stock Exchange) subject to applicable listing requirements.

Citigroup’s common stock is listed on the New York Stock Exchange under the symbol “C.” Citigroup will apply to have the shares of Citigroup common stock deliverable upon settlement of all purchase contracts approved for listing on the New York Stock Exchange.

Title

Citigroup and the purchase contract agent may treat the registered owner of any T-DECS or separate purchase contract as the absolute owner of the T-DECS or separate purchase contract for the purpose of settling the related purchase contracts and for all other purposes.

Replacement of T-DECS Certificates

In the event that physical certificates have been issued, any mutilated T-DECS certificate will be replaced by Citigroup at the expense of the holder upon surrender of the certificate to the purchase contract agent. T-DECS certificates that become destroyed, lost or stolen will be replaced by Citigroup at the expense of the holder upon delivery to Citigroup and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to Citigroup and the purchase contract agent. In the case of a destroyed, lost or stolen T-DECS certificate, an indemnity satisfactory to the purchase contract agent and Citigroup may be required at the expense of the registered holder of the T-DECS before a replacement will be issued.

Notwithstanding the foregoing, Citigroup will not be obligated to replace any T-DECS certificates on or after the business day immediately preceding the mandatory settlement date or any early settlement date. In those circumstances, the purchase contract agreement will provide that, in lieu of the delivery of a replacement T-DECS certificate, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of common stock issuable pursuant to the purchase contracts included in the T-DECS evidenced by the certificate.

Miscellaneous

The purchase contract agreement will provide that Citigroup will pay all fees and expenses related to the offering of the T-DECS and the enforcement by the purchase contract agent of the rights of the holders of the T- DECS or the separate purchase contracts, other than expenses (including legal fees) of the underwriters.

Should you elect to separate or recreate T-DECS, you will be responsible for any fees or expenses payable in connection with that separation or recreation and Citigroup will have no liability therefor.

DESCRIPTION OF THE PURCHASE CONTRACTS

Each purchase contract, which initially forms a part of a T-DECS and which, at the holder’s option after the date of initial issuance of the T-DECS, can be transferred separately from the amortizing note also forming a part of a T-DECS, will be issued pursuant to the terms and provisions of the purchase contract agreement. The following summary of the terms of the purchase contracts contains a description of all of the material terms of the purchase contracts but is not complete and is subject to, and is qualified in its entirety reference to, all of the provisions of the purchase contract agreement, including the definitions in the purchase contract agreement of certain terms. Citigroup refers you to the purchase contract agreement to be filed and incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

As used in this section, the term “Citigroup” means Citigroup Inc. and does not include any of its subsidiaries.

Delivery of Common Stock

Unless previously settled early at your or Citigroup’s option, for each purchase contract Citigroup will deliver to you on December 15, 2012 (the “mandatory settlement date”) a number of shares of its common stock. The settlement of the purchase contracts on the mandatory settlement date is not deferrable. The number of shares of Citigroup common stock issuable upon settlement of each purchase contract (the “settlement rate”) will be determined as follows:

•	if the applicable market value of Citigroup common stock is equal to or greater than $ (the “threshold appreciation price”), then you will receive shares of common stock for each purchase contract (the “minimum settlement rate”), representing the amount obtained by dividing the T-DECS stated amount of $100 by the threshold appreciation price ($100/$ = );

•	if the applicable market value of Citigroup common stock is less than the threshold appreciation price of $ but greater than $ (the “reference price”), then you will receive a number of shares of common stock for each purchase contract equal to the T-DECS stated amount of $100, divided by the applicable market value; and

•	if the applicable market value of Citigroup common stock is less than or equal to the reference price of $ , then you will receive shares of common stock for each purchase contract (the “maximum settlement rate”), representing the amount obtained by dividing the T-DECS stated amount of $100 by the reference price ($100/$ = ).

The maximum settlement rate, minimum settlement rate and the applicable market value are subject to adjustment as described under “— Adjustments to the Fixed Settlement Rates” below. Each of the minimum settlement rate and the maximum settlement rate is referred to as a “fixed settlement rate.”

For illustrative purposes only, the following table shows the number of shares of common stock issuable upon settlement of a purchase contract at the assumed applicable market values, based on a reference price of $      and a threshold appreciation price of $     . The threshold appreciation price represents an appreciation of     % above the reference price of $     . The table assumes that there will be no adjustments to the settlement rate described under “— Adjustments to the Fixed Settlement Rates” below and that neither Citigroup nor holders elect to settle early as described under “— Early Settlement,” “— Early Settlement Upon a Fundamental Change” or “— Early Settlement at Citigroup’s Election” below. Citigroup cannot assure you that the actual applicable market value will be within the assumed range set forth below. The reference price is the public offering price of Citigroup common stock in the concurrent Common Stock Offerings, unless such concurrent Common Stock Offerings are not completed, in which case the reference price will be the last reported sale price of Citigroup common stock on the date of this prospectus.

A holder of a T-DECS or a separate purchase contract, as applicable, will receive on the mandatory settlement date the following numbers of shares of common stock at the following assumed applicable market values:

Assumed Applicable Market Value	Number of Shares of Common Stock

$
$
$
$
$
$
$
$
$
$
$
$

As the above table illustrates, if, on the mandatory settlement date, the applicable market value is greater than or equal to the threshold appreciation price of $     , Citigroup would be obligated to deliver           shares of common stock for each purchase contract. As a result, you would receive only approximately     % of the value of the shares of Citigroup common stock that you would have received had you purchased $100 worth of shares of Citigroup common stock at the public offering price in the concurrent public offerings (or, if such concurrent public offerings are not completed, at the last reported sale price of Citigroup common stock on the date of this prospectus).

If, on the mandatory settlement date, the applicable market value is less than the threshold appreciation price of $      but greater than the reference price of $     , Citigroup would be obligated to deliver a number of shares of its common stock on the mandatory settlement date equal to $100, divided by the applicable market value. As a result, Citigroup would retain all appreciation in the market value of its common stock underlying each purchase contract.

If, on the mandatory settlement date, the applicable market value is less than or equal to the reference price of $     , Citigroup would be obligated to deliver upon settlement of the purchase contract           shares of common stock for each purchase contract, regardless of the market price of Citigroup common stock. As a result, the holder would realize the entire loss on the decline in market value of the common stock underlying each purchase contract since the initial issuance date of the T-DECS.

Because the applicable market value of the common stock is determined over the 20 trading days (as defined below) ending on the third trading day immediately preceding the mandatory settlement date, the number of shares of common stock delivered for each purchase contract may be greater than or less than the number that would have been delivered based on the closing price of the common stock on the last trading day in such period. In addition, you will bear the risk of fluctuations in the market price of the shares of common stock deliverable upon settlement of the purchase contracts between the end of such period and the date such shares are delivered.

The term “applicable market value” means the average of the daily VWAPs of Citigroup common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the mandatory settlement date.

The term “daily VWAP” of Citigroup common stock means, on any date of determination, the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg page C US <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such volume-weighted average price is unavailable, the market price of one share of Citigroup common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup.

The term “trading day” means a day on which Citigroup common stock:

•	is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

•	has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of Citigroup common stock.

On the mandatory settlement date, Citigroup common stock will be issued and delivered to you or your designee, upon (i) surrender of certificates representing the purchase contracts, if such purchase contracts are held in certificated form, and (ii) payment by you of any transfer or similar taxes payable in connection with the issuance of Citigroup common stock to any person other than you. As long as the purchase contracts are evidenced by one or more global purchase contract certificates deposited with DTC, procedures for settlement will be governed by standing arrangements between DTC and the purchase contract agent.

Prior to the settlement of any purchase contract, the shares of common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of Citigroup common stock by virtue of holding such purchase contract.

Early Settlement

On any trading day prior to the third business day immediately preceding the mandatory settlement date, you, as a holder of T-DECS or a holder of a separate purchase contract, may elect to settle your purchase contracts early, in whole or in part, and receive shares of common stock, at the “early settlement rate,” subject to adjustment as described below under “— Adjustments to the Fixed Settlement Rates.” The early settlement rate is equal to the minimum settlement rate, unless you elect to settle your purchase contracts early in connection with a fundamental change, in which case you will receive upon settlement of your purchase contracts a number of shares of Citigroup common stock based on the “fundamental change early settlement rate” as described under “— Early Settlement Upon a Fundamental Change.”

Your right to receive common stock upon early settlement of your purchase contract is subject to (i) delivery of a written and signed notice of election (an “early settlement notice”) to the purchase contract agent electing early settlement of your purchase contract, (ii) surrendering the certificates representing the purchase contract, if such purchase contract or the T-DECS that includes such purchase contract is held in certificated form and (iii) payment by you of any transfer or similar taxes payable in connection with the issuance of Citigroup common stock to any person other than you. As long as the purchase contracts or the T-DECS are evidenced by one or more global certificates deposited with DTC, procedures for early settlement will be governed by standing arrangements between DTC and the purchase contract agent. Upon surrender of the purchase contract or the related T-DECS, you will receive the applicable number of shares of common stock (and any cash payable for fractional shares) as promptly as practicable, but no later than the third business day following the early settlement date. Upon early settlement of the purchase contract component of a T-DECS, the corresponding amortizing note will remain outstanding and, beneficially owned by, or registered in the name of, the holder who elected to settle the related purchase contract early, as appropriate.

If you comply with the requirements for effecting early settlement of your purchase contracts earlier than 5:00 p.m., New York City time, on any business day, then that day will be considered the “early settlement date.” If you comply with such requirements on or after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next business day will be considered the “early settlement date.”

Early Settlement Upon A Fundamental Change

If a “fundamental change” occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of Citigroup common stock (or cash, securities or other property) based on the “fundamental change early settlement rate,” as described below. An early settlement will be deemed for these purposes to be “in connection with” such fundamental change if you deliver your early settlement notice to the purchase contract agent, and otherwise satisfy the requirements for effecting early settlement of your purchase contracts, during the period beginning on, and including, the effective date of the fundamental change and ending on, and including, the 30th business day thereafter (the “fundamental change early settlement date”). Citigroup refers to this right as the “fundamental change early settlement right.”

Citigroup will provide the purchase contract agent and the holders of T-DECS and separate purchase contracts with a notice of a fundamental change within five business days after its occurrence, issue a press release announcing such effective date and post such press release on its website. The notice will also set forth, among other things, (i) the applicable fundamental change early settlement rate, (ii) the kind and amount of the cash, securities and other consideration receivable by the holder upon settlement and (iii) the deadline by which each holder’s fundamental change early settlement right must be exercised.

A “fundamental change” will be deemed to occur if any of the following occurs:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Citigroup common equity representing more than 50% of the voting power of Citigroup common stock; or

(b) consummation of any consolidation or merger of Citigroup or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the property and assets of Citigroup to any person other than one of Citigroup’s subsidiaries, in each case pursuant to which Citigroup’s common stock will be converted into cash, securities or other property;

provided, however, that a fundamental change will not be deemed to have occurred if at least 90% of the consideration received by holders of Citigroup common stock in the transaction or transactions consists of shares of common stock or depositary receipts in respect of common stock that are traded on a U.S. national securities exchange or securities exchange in the European Economic Area or that will be so traded when issued or exchanged in connection with such transaction or transactions.

The “fundamental change early settlement rate” will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the “stock price” in the fundamental change, which will be:

•	in the case of a fundamental change described in clause (b) above in which holders of shares of Citigroup common stock receive only cash in the fundamental change, the stock price will be the cash amount paid per share of Citigroup common stock; and

•	otherwise, the stock price will be the average of the daily VWAP of Citigroup common stock on the 10 trading days immediately prior to but not including the effective date.

The stock prices set forth in the first column of the table below will be adjusted as of any date on which any fixed settlement rate is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the fixed settlement rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the fixed settlement rate as so adjusted. The number of shares in the table below will be adjusted in the same manner as the fixed settlement rates as set forth under “— Adjustments to the Fixed Settlement Rates.”

The following table sets forth the fundamental change early settlement rate per purchase contract for each stock price and effective date set forth below:

	Effective Date
	December ,	December 15,	December 15,	December 15,
Stock Price	2009	2010	2011	2012

$
$
$
$
$
$
$
$
$
$
$
$

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•	if the stock price is greater than $ per share (subject to adjustment in the same manner as the stock prices set forth in the table above), the fundamental change early settlement rate will be the minimum settlement rate; or

•	if the stock price is less than $ per share (subject to adjustment in the same manner as the stock prices set forth in the table above), the “minimum stock price,” the fundamental change early settlement rate will be determined as if the stock price equaled the minimum stock price, and using straight line interpolation, as described in the first bullet of this paragraph, if the effective date is between two dates in the table.

The maximum number of shares of Citigroup common stock deliverable under a purchase contract is          , subject to adjustment in the same manner as the fixed settlement rates as set forth under “— Adjustments to the Fixed Settlement Rates.”

If you exercise the fundamental change early settlement right following the effective date of a fundamental change described in clause (b) of the definition thereof, Citigroup will deliver to you the kind and amount of securities, cash or other property that you would have been entitled to receive in such fundamental change transaction as a holder of a number of shares of Citigroup common stock equal to the fundamental change settlement rate for each purchase contract being settled early. If such fundamental change causes Citigroup common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) and you exercise the fundamental change early settlement right, Citigroup will deliver to you the types and amounts of consideration as are proportional to the types and amounts of consideration received by the holders of Citigroup common stock that affirmatively make such an election. Citigroup will deliver the shares of Citigroup common stock, securities, cash or other property payable as a result of your exercise of the fundamental change early settlement right on the third business day following the fundamental change early settlement date.

If you do not elect to exercise your fundamental change early settlement right, your purchase contracts will remain outstanding and will be subject to normal settlement on any subsequent early settlement date or the mandatory settlement date, including, if applicable, the provisions set forth under “— Adjustments to the Fixed Settlement Rates” regarding the occurrence of a business combination.

Early Settlement at Citigroup’s Election

Citigroup may settle the purchase contracts early, in whole but not in part, on a date fixed by Citigroup as described below at the “early mandatory settlement rate” described below. Citigroup refers to this right as its “early mandatory settlement right.”

The “early mandatory settlement rate” will be the maximum settlement rate, unless the closing price (as defined below) of Citigroup common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately preceding the notice date (as defined below) exceeds 130% of the threshold appreciation price in effect on each such trading day, in which case the “early mandatory settlement rate” will be the minimum settlement rate.

If Citigroup elects to exercise its early mandatory settlement right, Citigroup will provide the purchase contract agent and the holders of T-DECS, separate purchase contracts and separate amortizing notes with a notice of its election (the “early mandatory settlement notice”), issue a press release announcing its election and post such press release on its website. The early mandatory settlement notice will specify, among other things:

•	the early mandatory settlement rate;

•	the early mandatory settlement date, which will be at least 5 but not more than 30 business days following the date of Citigroup’s notice (the “notice date”);

•	whether holders of T-DECS and separate amortizing notes will have the right to require Citigroup to repurchase their amortizing notes that are a component of the T-DECS or their separate amortizing notes, as the case may be;

•	if applicable, the repurchase price and repurchase date (each as defined below under “Description of the Amortizing Notes — Repurchase of Amortizing Notes at the Option of the Holder”);

•	if applicable, the last date on which holders may exercise their repurchase right; and

•	if applicable, the procedures that holders must following to require Citigroup to repurchase their amortizing notes.

Citigroup will deliver the shares of Citigroup common stock and any cash payable for fractional shares to you on the early mandatory settlement date.

The term “closing price” of Citigroup common stock means, on any date of determination:

•	the closing sale price (or, if no closing sale price is reported, the last reported sale price) of Citigroup common stock on the New York Stock Exchange on such date or, if Citigroup common stock is not listed for trading on the New York Stock Exchange on any such date, as reported in the composite transactions for the principal United States national or regional securities exchange on which Citigroup common stock is so listed; or

•	if Citigroup common stock is not so reported, the last quoted bid price for Citigroup common stock in the over-the-counter market as reported by the Pink OTC Markets Inc. or a similar organization, or, if such bid price is not available, the average of the mid-point of the last bid and ask prices of Citigroup common stock on such date from at least three nationally recognized independent investment banking firms retained by Citigroup for this purpose.

In the event Citigroup elects to settle the purchase contracts early, you will have the right to require Citigroup to repurchase your amortizing notes, as described under “Description of the Amortizing Notes — Repurchase of Amortizing Notes at the Option of the Holder.”

Adjustments to the Fixed Settlement Rates

Each fixed settlement rate will be adjusted, without duplication, if certain events occur:

(1)	the issuance of Citigroup common stock as a dividend or distribution to all holders of Citigroup common stock, or a subdivision or combination of Citigroup common stock, in which event each fixed settlement rate will be adjusted based on the following formula:

SR1 = SR0 × (OS1 ÷ OS0)

where,

SR0	=	the fixed settlement rate in effect at the close of business on the record date

SR1	=	the fixed settlement rate in effect immediately after the record date

OS0	=	the number of shares of Citigroup common stock outstanding at the close of business on the record date prior to giving effect to such event

OS1	=	the number of shares of Citigroup common stock that would be outstanding immediately after, and solely as a result of, such event

(2)	the issuance to all holders of Citigroup common stock of certain rights or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights or warrants to purchase shares of Citigroup common stock at less than the “current market price” (as defined below) of Citigroup common stock as of the record date, in which event each fixed settlement rate will be adjusted based on the following formula:

SR1 = SR0 × (OS0 + X) ÷ (OS0 + Y)

where,

SR0	=	the fixed settlement rate in effect at the close of business on the record date

SR1	=	the fixed settlement rate in effect immediately after the record date

OS0	=	the number of shares of Citigroup common stock outstanding at the close of business on the record date

X	=	the total number of shares of Citigroup common stock issuable pursuant to such rights

Y	=	the aggregate price payable to exercise such rights, divided by the average of the daily VWAP of Citigroup common stock over each of the 10 consecutive trading days prior to the business day immediately preceding the announcement of the issuance of such rights

However, each fixed settlement rate will be readjusted to the extent that any such rights or warrants are not exercised prior to their expiration.

(3)	the dividend or other distribution to all holders of Citigroup common stock of shares of Citigroup capital stock (other than common stock), evidences of Citigroup indebtedness, Citigroup assets or rights to acquire Citigroup capital stock, Citigroup indebtedness or Citigroup assets (excluding any dividend, distribution or issuance as to which an adjustment was made pursuant to clauses (1) or (2) above, (4) below or the provisions of this clause (3) relating to spin-offs), in which event each fixed settlement rate will be adjusted based on the following formula:

SR1 = SR0 × SP0 ÷ (SP0 − FMV)

where,

SR0	=	the fixed settlement rate in effect at the close of business on the record date

SR1	=	the fixed settlement rate in effect immediately after the record date

SP0	=	the current market price as of the record date

FMV	=	the fair market value (as determined by Citigroup’s board of directors), on the record date, of the shares of capital stock, evidences of indebtedness, assets or rights so distributed, expressed as an amount per share of Citigroup common stock

However, if the transaction that gives rise to an adjustment pursuant to this clause (3) is one pursuant to which the payment of a dividend or other distribution on Citigroup common stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, (i.e., a spin-off) that are, or, when issued, will be, traded on a U.S. securities exchange, then each fixed settlement rate will instead be adjusted based on the following formula:

SR1 = SR0 × (FMV0 + MP0) ÷ MP0

where,

SR0	=	the fixed settlement rate in effect at the close of business on the record date

SR1	=	the fixed settlement rate in effect immediately after the record date

FMV0	=	the average of the VWAP of the capital stock or similar equity interests distributed to holders of Citigroup common stock applicable to one share of Citigroup common stock over each of the 10 consecutive trading days commencing on and including the third trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the NYSE or such other national or regional exchange or market on which such capital stock or similar equity interests are then listed or quoted

MP0	=	the average of the VWAP of Citigroup common stock over each of the 10 consecutive trading days commencing on and including the third trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the NYSE or such other national or regional exchange or market on which Citigroup common stock is then listed or quoted

(4)	Citigroup makes a distribution consisting exclusively of cash to all holders of Citigroup common stock, excluding (a) any cash that is distributed as part of a distribution referred to in clause (3) above and (b) any consideration payable in connection with a tender or exchange offer made by Citigroup or any of its subsidiaries referred to in clause (5) below, in which event, each fixed settlement rate will be adjusted based on the following formula:

SR1 = SR0 × SP0 ÷ (SP0 − C)

where,

SR0	=	the fixed settlement rate in effect at the close of business on the record date

SR1	=	the fixed settlement rate in effect immediately after the record date

SP0	=	the current market price as of the record date

C	=	the amount in cash per share Citigroup distributes to holders

(5)	Citigroup or one or more of its subsidiaries makes purchases of Citigroup common stock pursuant to a tender offer or exchange offer by Citigroup or one of its subsidiaries for Citigroup common stock to the extent that the cash and value of any other consideration included in the payment per share of Citigroup common stock validly tendered or exchanged exceeds the VWAP per share of Citigroup common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event each fixed settlement rate will be adjusted based on the following formula:

SR1 = SR0 × (FMV + (SP1 × OS1)) ÷ (SP1 × OS0)

where,

SR0	=	the fixed settlement rate in effect at the close of business on the expiration date
SR1	=	the fixed settlement rate in effect immediately after the expiration date
FMV	=	the fair market value (as determined by Citigroup’s board of directors), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”)
OS1	=	the number of shares of Citigroup common stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”) less any purchased shares
OS0	=	the number of shares of Citigroup common stock outstanding at the expiration time, including any purchased shares
SP1	=	the average of the VWAP of Citigroup common stock over each of the ten consecutive trading days commencing with the trading day immediately after the expiration date.

“Current market price” of Citigroup common stock on any day, means the average of the daily VWAP of Citigroup common stock over each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation.

“Ex-date” means the first date on which the shares of Citigroup common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

“Record date” means, for purpose of this section, with respect to any dividend, distribution or other transaction or event in which the holders of Citigroup common stock have the right to receive any cash, securities or other property or in which Citigroup common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Citigroup common stock entitled to receive such cash, securities or other property (whether such date is fixed by Citigroup’s board of directors or by statute, contract or otherwise).

Except as stated above or as otherwise agreed, the fixed settlement rates will not be adjusted for the issuance of Citigroup common stock or any securities convertible into or exchangeable for Citigroup common stock or carrying the right to purchase any of the foregoing or for the repurchase of Citigroup common stock.

To the extent that Citigroup has a rights plan in effect upon settlement of a purchase contract, you will receive, in addition to Citigroup common stock, the rights under the rights plan, unless, prior to the settlement of a purchase contract, the rights have separated from the common stock, in which case each fixed settlement rate will be adjusted at the time of separation as if Citigroup made a distribution to all holders of Citigroup common stock as described in clause (3) above.

Any fixed settlement rate adjustments described above that are attributable to an exercise or exchange of Rights shall not apply to adjust any such fixed settlement rate of any T-DECS or purchase contracts that are directly or indirectly owned by an Acquiring Person. For this purpose, the terms “Rights” and “Acquiring Person” have the meaning assigned to such terms in Citigroup’s Tax Benefits Preservation Plan, dated June 9, 2009, which Citigroup filed with the SEC in a Current Report on Form 8-K on June 10, 2009.

In the event of certain consolidations, mergers, sales or transfers of assets, share exchanges or other reorganization events, pursuant to which Citigroup common stock is converted into the right to receive other securities, cash or property (each, a “business combination”), then, at and after the effective time of the business combination, (i) each purchase contract then outstanding will become a contract to purchase the kind and amount of securities, cash or property receivable upon any such transaction by the holder of one share of common stock, multiplied by the applicable settlement rate (the “reference property”) and (ii) the applicable market value of Citigroup common stock will be calculated based on the value of a unit of reference property that a holder of one share of Citigroup common stock would have received in such transaction. In the event holders of Citigroup common stock have the opportunity to elect the form of consideration to be received in such transaction, the reference property will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Citigroup common stock that affirmatively make an election. Citigroup will agree in the purchase contract agreement not to become a party to any such transaction unless its terms are consistent with the foregoing.

In the event of a taxable distribution of cash or property to stockholders of Citigroup that results in an adjustment of each fixed settlement rate or an increase in each fixed settlement rate in Citigroup’s discretion, holders of T-DECS and separate purchase contracts may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, Non-U.S. Holders (as defined below under “Certain U.S. Federal Income Tax Considerations”) of T-DECS and separate purchase contracts may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements.

In addition, Citigroup may make such increases in each fixed settlement rate as Citigroup deems advisable. Citigroup may only make such a discretionary adjustment if Citigroup makes the same proportionate adjustment to each fixed settlement rate. No adjustment in either fixed settlement rate will be required unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided further that any such adjustment of less than one percent that has not been made shall be made (x) upon the end of the issuer’s fiscal year commencing with the 2010 fiscal year and (y) upon the purchase contract settlement date or any early settlement date or early mandatory settlement date.

Adjustments to each fixed settlement rate will be calculated to the nearest 1/10,000th of a share.

Whenever the fixed settlement rates are adjusted, Citigroup must deliver to the purchase contract agent a certificate setting forth each fixed settlement rate, detailing the calculation of each fixed settlement rate and describing the facts upon which the adjustment is based. In addition, Citigroup must notify the holders of T-DECS and separate purchase contracts of the adjustment within ten business days of any event requiring such adjustment and describe in reasonable detail the method by which each fixed settlement rate was adjusted; such notification may be made by a press release.

There will be no adjustment to the fixed settlement rates in case of the issuance of any shares of Citigroup common stock in a merger, reorganization, acquisition, reclassification, recapitalization or other similar transaction except as provided in this section.

If Citigroup takes a record of the holders of Citigroup common stock for the purpose of entitling them to receive a dividend or other distribution, and after this and before the distribution to Citigroup stockholders Citigroup legally abandons its plan to pay or deliver that dividend or distribution, then no adjustment in the number of shares of Citigroup common stock issuable upon settlement of the purchase contracts or in the settlement rate then in effect will be required by reason of the taking of that record.

Each adjustment to each fixed settlement rate will result in a corresponding adjustment to the early settlement rate. Each adjustment to each fixed settlement rate will also result in an adjustment to the applicable market value solely to determine which of the three clauses in the definition of settlement rate will be applicable on the mandatory settlement date. In addition, if any adjustment to the settlement rate becomes effective, or any ex- date or record date for any issuance, dividend or distribution (relating to a required fixed settlement rate adjustment) occurs, during the period beginning on, and including, (i) the open of business on a first trading day of the 20 trading-day period during which the applicable market value is calculated or (ii) in the case of an early settlement or an early settlement upon a fundamental change, the relevant early settlement date or fundamental change early settlement date and, in each case, ending on, and including, the date on which Citigroup delivers shares of its common stock under the related purchase contract, Citigroup will make appropriate adjustments to the fixed settlement rates and/or the number of shares of its common stock deliverable upon settlement of the purchase contract, in each case, consistent with the anti-dilution adjustments set forth above.

Citigroup’s board of directors will have the power to resolve any ambiguity or, subject to applicable law, correct any error in this section, and its action in so doing will be final and conclusive.

Fractional Shares

No fractional shares of Citigroup common stock will be issued to holders upon settlement of the purchase contracts. In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a share of Citigroup common stock, calculated on an aggregate basis in respect of the purchase contracts being settled, multiplied by the last reported sale price of Citigroup common stock on the trading day immediately preceding the mandatory settlement date, early settlement date, fundamental change early settlement date or early mandatory settlement date, as the case may be.

Consequences of Bankruptcy

The mandatory settlement date for each purchase contract, whether held separately or as part of a T-DECS, will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to Citigroup. Upon acceleration, holders will be entitled to receive a number of shares of Citigroup common stock per purchase contract equal to the maximum settlement rate in effect immediately prior to such acceleration (regardless of the market value of Citigroup common stock at that time). If Citigroup files for bankruptcy court protection prior to the settlement of the purchase contracts, however, Citigroup may be unable to deliver Citigroup common stock in settlement of the accelerated purchase contracts after such filing. Instead, a holder would have a damage claim against Citigroup for the value of the common stock that Citigroup would have otherwise been required to deliver upon settlement of the purchase contracts. Citigroup expects that this claim for damages will be subordinated to rank equally with the claims by holders of Citigroup common stock in the bankruptcy proceeding, in which case you will only be able to recover damages to the extent holders of Citigroup common stock receive any recovery.

Modification

The purchase contract agreement will contain provisions permitting Citigroup and the purchase contract agent to modify the purchase contract agreement without the consent of the holders of purchase contracts (whether held separately or as a component of T-DECS) for any of the following purposes:

•	to evidence the succession of another person to Citigroup’s obligations;

•	to add to the covenants for the benefit of holders of purchase contracts or to surrender any of Citigroup’s rights or powers under the agreement;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent;

•	to make provision with respect to the rights of holders of purchase contracts pursuant to adjustments in the settlement rate due to consolidations, mergers or other reorganization events;

•	to cure any ambiguity or manifest error, to correct or supplement any provisions that may be inconsistent; and

•	to make any other provisions with respect to such matters or questions;

provided that any such action described in the immediately preceding two bullets shall not adversely affect the interest of the holders.

The purchase contract agreement will contain provisions permitting Citigroup and the purchase contract agent, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts or the purchase contract agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

•	reduce the number of shares of common stock deliverable upon settlement of the purchase contract; change the mandatory settlement date, the right to settle purchase contracts early or the fundamental change early settlement right; or otherwise adversely affect the holder’s rights under the purchase contract,

•	reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract agreement, or

•	impair the right to institute suit for the enforcement of the purchase contracts.

Consolidation, Merger, Sale or Conveyance

Citigroup will covenant in the purchase contract agreement that it will not merge with and into, consolidate with or convert into any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any person or entity, unless:

•	the successor entity is a corporation organized and existing under the laws of the United States of America or a U.S. state or the District of Columbia and that entity expressly assumes Citigroup’s obligations under the purchase contracts and the purchase contract agreement; and

•	the successor entity is not, immediately after the merger, consolidation, conversion, sale, assignment, transfer, lease or conveyance, in default of its obligations under the purchase contracts or the purchase contract agreement.

Miscellaneous

Citigroup will at all times reserve and keep available out of Citigroup authorized and unissued common stock, solely for issuance upon settlement of the purchase contracts, that number of shares of common stock as shall from time to time be issuable upon the settlement of all purchase contracts then outstanding, assuming settlement at the maximum settlement rate.

Governing Law

The purchase contract agreement, the purchase contracts and any claim, controversy or dispute arising under or related to the purchase contract agreement or the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York (without regard to the conflicts of laws provisions thereof).

Information Concerning the Purchase Contract Agent

The Bank of New York Mellon will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of T-DECS and separate purchase contracts from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the purchase contracts or the purchase contract agreement.

The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

The Bank of New York Mellon maintains commercial banking relationships with Citigroup.

DESCRIPTION OF THE AMORTIZING NOTES

The amortizing notes will be issued under a junior subordinated debt indenture, dated as of July 23, 2004 (the “base indenture”), and a related supplemental indenture for such amortizing notes, to be dated the date of issuance of such amortizing notes (the “supplemental indenture”), between Citigroup and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, collectively referred to in this section as the “indenture.” The following summary of the terms of the amortizing notes contains a description of all of the material terms of the amortizing notes but is not complete and is subject to, and is qualified in its entirety reference to, all of the provisions of the indenture, including the definitions in the indenture of certain terms. Citigroup refers you to the base indenture, which has been filed, and the supplemental indenture, which will be filed, and in each case incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. A copy of the base indenture is, and a copy of the supplemental indenture will be, available for inspection at the office of the trustee.

As used in this section, the term “Citigroup” means Citigroup Inc. and does not include any of its subsidiaries. The indenture does not limit the aggregate principal amount of indebtedness that may be issued thereunder and provides that junior subordinated debt securities may be issued thereunder from time to time in one or more series.

General

The amortizing notes will be issued as a separate series of junior subordinated debt securities under the indenture. The amortizing notes will be issued in an aggregate principal amount of $      (or $      aggregate principal amount if the underwriters exercise their over-allotment option in full). The scheduled final installment payment date (as defined below) will be December 15, 2012, subject to extension as described below. We may not redeem the amortizing notes.

As described below under “Book-Entry Procedures and Settlement,” amortizing notes may be issued in certificated form in exchange for a global security. In the event that amortizing notes are issued in certificated form, such amortizing notes may be transferred or exchanged at the offices described below. Payments on amortizing notes issued as a global security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a paying agent for the amortizing notes. In the event amortizing notes are issued in certificated form, installments will be payable, the transfer of the amortizing notes will be registrable and amortizing notes will be exchangeable for amortizing notes of other denominations of a like aggregate principal amount at the corporate trust office of the trustee in New York, New York. Installment payments on certificated amortizing notes may be made at the option of Citigroup by check mailed to the address of the persons entitled thereto. See “Book-Entry Procedures and Settlement.”

There are no covenants or provisions in the indenture that would afford the holders of the amortizing notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Citigroup that may adversely affect such holders.

Ranking

The amortizing notes will be junior subordinated obligations of Citigroup and will rank junior both in liquidation and right of payment to Citigroup’s “Senior Indebtedness” (as defined below under “— Subordination”). The amortizing notes will rank equally with all of Citigroup’s junior subordinated indebtedness, whether currently existing or hereinafter created, other than junior subordinated indebtedness that is described as junior to the amortizing notes. We may issue additional series of junior subordinated debt securities that rank pari passu with the amortizing notes.

Installment Payments

Each amortizing note will have an initial principal amount of $      . On each March 15, June 15, September 15 and December 15, commencing on March 15, 2010 (each, an “installment payment date”), Citigroup will pay, in cash, equal installments of $      on each amortizing note. Each installment will constitute a payment of interest (at a rate of     % per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “— Amortization Schedule.” Citigroup will have the right to defer installment payments at any time and from time to time under the circumstances, and subject to the conditions, described under “— Option to Extend Installment Payment Period” so long as such deferral period does not extend beyond December 15, 2015. Installments will be paid to the person in whose name an amortizing note is registered, with limited exceptions, at the close of business on the business day immediately preceding the related installment payment date. In the event the amortizing notes do not continue to remain in book-entry only form, Citigroup will have the right to select regular record dates, which will be more than 14 days but less than 60 days prior to the relevant installment payment date.

Each installment payment for any period will be computed on the basis of a 360-day year of twelve 30-day months. The installment payable for any period shorter than a full installment payment period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which an installment is payable is not a business day, then payment of the installment on such date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay. However, if such business day is in the next succeeding calendar year, then such installment payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

Amortization Schedule

The total installments of principal on the amortizing notes for each scheduled installment payment date are set forth below:

Scheduled Installment Payment Date	Amount of Principal	Amount of Interest

March 15, 2010
June 15, 2010
September 15, 2010
December 15, 2010
March 15, 2011
June 15, 2011
September 15, 2011
December 15, 2011
March 15, 2012
June 15, 2012
September 15, 2012
December 15, 2012

Option to Extend Installment Payment Period

Citigroup may defer installment payments, at any time and from time to time, by extending the installment payment period, so long as such period of time does not extend beyond December 15, 2015 (the “extension period”). Citigroup may end an extension period on any installment payment date occurring on or before December 15, 2012 or, in the case of an extension period that extends beyond December 15, 2012, on any business day thereafter that is on or before December 15, 2015.

At the end of any extension period, Citigroup will pay all installment payments for which the related installment payment date occurred during such extension period, together with interest on the full amount of such installment payments compounded quarterly at the rate specified for the interest component of the amortizing notes to the extent permitted by applicable law. Citigroup will give the holders of T-DECS and separate amortizing notes at least 10 business days’ notice of the end of an extension period.

Prior to the termination of any extension period, Citigroup may further defer installment payments by extending such extension period. Such extension period, including all such previous and further extensions, may not extend beyond December 15, 2015. Upon the termination of any extension period and the payment of all amounts then due, Citigroup may commence a new extension period, if consistent with the terms set forth in this section. No installment payment (or interest thereon) during an extension period, except at the end of such period, shall be due and payable.

Citigroup has no present intention of exercising its right to defer installment payments by extending the installment payment period on the amortizing notes.

Citigroup will give the holders of T-DECS and amortizing notes notice of its election of an extension period (or any extension thereof) at least 10 business days prior to the earlier of:

•	the next succeeding installment payment date; or

•	the date upon which Citigroup is required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the amortizing notes of the record or payment date of such installment payment.

Restrictions Applicable During an Extension Period and Certain Other Circumstances

If:

•	there shall have occurred and be continuing a default under the indenture; or

•	Citigroup shall have given notice of its election to defer installment payments on amortizing notes by extending the installment payment period and such period, or any extension of such period, shall be continuing, then:

•	Citigroup and its subsidiaries shall not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of its capital stock or make any guarantee payment with respect thereto other than:

•	purchases, redemptions or other acquisitions of shares of capital stock of Citigroup in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•	purchases of shares of common stock of Citigroup pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the extension period, including under a contractually binding stock repurchase plan;

•	as a result of an exchange or conversion of any class or series of Citigroup’s capital stock for any other class or series of Citigroup’s capital stock;

•	the purchase of fractional interests in shares of Citigroup’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or

•	purchases of Citigroup’s capital stock in connection with the distribution thereof; and

•	Citigroup and its subsidiaries shall not make any payment of interest, principal or premium on, or repay, purchase or redeem, any debt securities or guarantees issued by Citigroup that rank equally with or junior to the amortizing notes other than pro rata payments of accrued and unpaid interest on the amortizing notes and any other debt securities or guarantees issued by Citigroup that rank equally with the amortizing notes, except and to the extent the terms of any such debt securities would prohibit Citigroup from making such pro rata payment.

These restrictions, however, will not apply to any stock dividends paid by Citigroup where the dividend stock is the same stock as that on which the dividend is being paid.

Repurchase of Amortizing Notes at the Option of the Holder

If:

•	Citigroup elects to exercise its early mandatory settlement right and

•	at the time of such election, (x) there is not any extension period in effect and (y) Citigroup has not given notice as contemplated by the final paragraph under “— Option to Extend Installment Payment Period” that it intends to defer future scheduled installment payments, then holders will have the right (the “repurchase right”) to require Citigroup to repurchase some or all of their amortizing notes for cash at the repurchase price per amortizing note to be redeemed on the repurchase date, as described below. Holders may not require Citigroup to repurchase a portion of an amortizing note, nor will any holder have the right to require Citigroup to repurchase any or all of such holder’s amortizing notes in connection with any early settlement of such holder’s purchase contracts at the early settlement rate as described above under “Description of the Purchase Contracts — Early Settlement.”

Notwithstanding the foregoing, holders may exercise the repurchase right if an extension period is in effect or Citigroup has given notice that it intends to defer future scheduled installment payments, if, at the time Citigroup elects to exercise its early mandatory settlement right, it has received any required regulatory approval or consent from the Federal Reserve or any successor primary federal regulator to extend the repurchase right to holders, if then required.

The “repurchase date” will be a date specified by Citigroup in the early mandatory settlement notice, which will be at least 20 but not more than 45 business days following the date of Citigroup’s early mandatory settlement notice as described under “Description of the Purchase Contracts — Early Settlement at Citigroup’s Option” (and which may or may not fall on the early mandatory settlement date).

The “repurchase price” per amortizing note to be redeemed will be equal to the principal amount of such amortizing note as of the repurchase date, plus (i) accrued and unpaid interest on such principal amount at a rate of     % per annum and (ii) if at the time Citigroup extends the repurchase right to holders there is an extension period in effect, the aggregate amount of deferred installment payments and interest thereon, determined as set forth above under “— Option to Extend Installment Payment Period.” However, if the amortizing notes are in certificated form and the repurchase date falls after a regular record date and on or prior to the immediately succeeding installment payment date, the installment payment payable on such installment payment date will be paid on such installment payment date to the holder as of such regular record date and will not be included in the repurchase price per amortizing note.

To exercise your repurchase right, you must deliver, on or before the second business day immediately preceding the repurchase date, the amortizing notes to be repurchased (or the T-DECS, if the early mandatory settlement date falls on the same day as the repurchase date and you have not separated your T-DECS into their constituent components), together with a duly completed written repurchase notice in the form entitled “Form of Repurchase Notice” on the reverse side of the amortizing notes (a “repurchase notice”), in each case in accordance with appropriate DTC procedures, unless you hold certificated amortizing notes (or T-DECS), in which case you must deliver the amortizing notes to be repurchased (or T-DECS), duly endorsed for transfer, together with a repurchase notice, to the paying agent. Your repurchase notice must state:

•	if certificated amortizing notes (or T-DECS) have been issued, the certificate numbers of the amortizing notes (or T-DECS), or if not certificated, your repurchase notice must comply with appropriate DTC procedures;

•	the number of amortizing notes to be repurchased; and

•	that the amortizing notes are to be repurchased by Citigroup pursuant to the applicable provisions of the amortizing notes and the indenture.

You may withdraw any repurchase notice (in whole or in part) by a written, irrevocable notice of withdrawal delivered to the trustee prior to the close of business on the second business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	the number of the withdrawn amortizing notes;

•	if certificated amortizing notes (or T-DECS) have been issued, the certificate numbers of the withdrawn amortizing notes (or T-DECS), or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the number of amortizing notes, if any, that remain subject to the repurchase notice.

Citigroup will be required to repurchase the amortizing notes on the repurchase date. You will receive payment of the repurchase price on the later of (i) the repurchase date and (ii) the time of book-entry transfer or the delivery of the amortizing notes. If the trustee holds money sufficient to pay the repurchase price of the amortizing notes on the repurchase date, then:

•	the amortizing notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the amortizing notes are delivered to the trustee); and

•	all other rights of the holder will terminate (other than the right to receive the repurchase price).

In connection with any repurchase offer pursuant to a early mandatory settlement notice, Citigroup will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

No amortizing notes may be repurchased at the option of holders if the principal amount thereof has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date (except in the case of a default by Citigroup of the payment of the repurchase price with respect to such amortizing notes).

Subordination

The indenture provides that the amortizing notes are subordinated and junior, both in liquidation and in priority of payment of installments, to the extent specified in the indenture, to all Senior Indebtedness (as defined below) of Citigroup. This means that no installment payment on the amortizing notes may be made if:

•	any Senior Indebtedness of Citigroup has not been paid when due and any applicable grace period relating to such default has ended and such default has not been cured or been waived or ceased to exist; or

•	the maturity of any Senior Indebtedness of Citigroup has been accelerated because of a default.

Upon any payment by Citigroup or distribution of assets of Citigroup to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all Senior Indebtedness of Citigroup must be paid in full before the holders of amortizing notes are entitled to receive or retain any payment. Upon satisfaction of all claims related to all Senior Indebtedness of Citigroup then outstanding, the rights of the holders of the amortizing notes will be subrogated to the rights of the holders of Senior Indebtedness of Citigroup to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the amortizing notes are paid in full.

The term “Senior Indebtedness” means, with respect to Citigroup:

(1) the principal, premium, if any, and interest in respect of (a) indebtedness for money borrowed and (b) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by Citigroup including, without limitation, (i) all indebtedness (whether now or hereafter outstanding) issued under the senior debt indenture, dated as of March 15, 1987, between Citigroup and The Bank of New York Mellon (formerly The Bank of New York), as trustee, as the same has been or may be amended, modified, or supplemented from time to time and (ii) all indebtedness (whether now or hereafter outstanding) issued under the subordinated debt indenture, dated as of April 12, 2001, between Citigroup and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A., as the same has been or may be amended, modified, or supplemented from time to time;

(2) all capital lease obligations of Citigroup;

(3) all obligations of Citigroup issued or assumed as the deferred purchase price of property, all conditional sale obligations of Citigroup and all obligations of Citigroup under any conditional sale or title retention agreement (but excluding trade accounts payable in the ordinary course of business);

(4) all obligations, contingent or otherwise, of Citigroup in respect of any letters of credit, bankers acceptances, security purchase facilities or similar credit transactions;

(5) all obligations of Citigroup in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

(6) all obligations of the type referred to in clauses (1) through (5) above of other persons for the payment of which Citigroup is responsible or liable as obligor, guarantor or otherwise; and

(7) all obligations of the type referred to in clauses (1) through (6) above of other persons secured by any lien on any property or asset of Citigroup, whether or not such obligation is assumed by Citigroup, except that Senior Indebtedness will not include:

(A) any other indebtedness issued under the indenture;

(B) all indebtedness (whether now or hereafter outstanding) issued to a Citigroup Trust under (i) the indenture, dated as of October 7, 1996, between Citigroup and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee, as the same has been or may be amended, modified, or supplemented from time to time and (ii) the indenture, dated as of July 30, 2009, between Citigroup and The Bank of New York Mellon, as trustee, as the same has been or may be amended, modified, or supplemented from time to time (collectively and together with the indenture, the “junior subordinated debt indentures”);

(C) all indebtedness (whether now or hereafter outstanding) issued to a Citigroup Trust under (i) the indenture, dated as of June 30, 2006, between Citigroup and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A., as trustee, as the same has been or may be amended, modified, or supplemented from time to time; (ii) the indenture, dated as of September 15, 2006, between Citigroup and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A., as the same has been or may be amended, modified, or supplemented from time to time; and (iii) the indenture, dated as of June 28, 2007, between Citigroup and The Bank of New York Mellon (formerly The Bank of New York), as trustee, as the same has been or may be amended, modified, or supplemented from time to time (collectively, the “junior junior subordinated debt indentures”);

(D) any guarantee in respect of any preferred securities, capital securities or preference stock of a Citigroup Trust; and

(E) any indebtedness or any guarantee that is by its terms subordinated to, or ranks equally with, the amortizing notes and the issuance of which (i) has received the concurrence or approval of the Federal Reserve or its staff or (ii) does not at the time of issuance prevent the T-DECS from qualifying for tier 1 capital treatment (irrespective of any limits on the amount of Citigroup’s tier 1 capital) under applicable capital adequacy guidelines, regulations, policies, published interpretations or any applicable concurrence or approval of the Federal Reserve or its staff.

“Citigroup Trust” means each of Citigroup Capital III, Citigroup Capital VII, Citigroup Capital VIII, Citigroup Capital IX, Citigroup Capital X, Citigroup Capital XI, Citigroup Capital XII, Citigroup Capital XIII, Citigroup Capital XIV, Citigroup Capital XV, Citigroup Capital XVI, Citigroup Capital XVII, Citigroup Capital XVIII, Citigroup Capital XIX, Citigroup Capital XX, Citigroup Capital XXI, Citigroup Capital XXX, Citigroup Capital XXXI, Citigroup Capital XXXII and Citigroup XXXIII, each a Delaware statutory trust, or any other similar trust created for the purpose of issuing preferred securities in connection with the issuance of junior subordinated debt securities under the junior subordinated debt indentures or the junior junior subordinated debt indentures.

Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of these subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

The amortizing notes will rank senior to all of Citigroup’s equity securities, including preferred stock.

The indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by Citigroup.

Notwithstanding the above and anything to the contrary in this prospectus, holders of Senior Indebtedness will not have any rights under the indenture to enforce any of the covenants in the indenture.

Events of Default

Each of the following will be an event of default with respect to the amortizing notes:

•	failure to pay in full all deferred installment payments on the amortizing notes on or by December 15, 2015 and continuance of such failure to pay for a period of 30 days; and

•	specified events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Citigroup.

If any event of default shall occur and be continuing, the trustee or the holders of 25% or more in principal amount of the amortizing notes (which may be held either as a component of T-DECS or separate amortizing notes) will have the right, subject to the conditions set forth in the indenture, to declare the principal of and the interest on the amortizing notes, including any compound interest, to be immediately due and payable.

If an event of default occurs regarding the amortizing notes, the trustee may use any sums that it collects under the indenture for its own reasonable compensation and expenses incurred prior to paying the holders of amortizing notes.

Defaults

The indenture provides that the following are defaults with respect to the amortizing notes:

•	an event of default (as set forth above under “— Events of Default”);

•	a default for 30 days in the payment of any installment payment on any amortizing note when such is due (taking into account any extension period);

•	failure to give notice of a fundamental change as described under “Description of the Purchase Contracts — Early Settlement Upon a Fundamental Change” when due;

•	failure to pay the repurchase price in connection with any holder’s exercise of its repurchase right as described under “Description of the Amortizing Notes — Repurchase of Amortizing Notes at the Option of the Holder”; and

•	a default for 90 days after written notice in the performance of any other covenant in respect of the amortizing notes.

Any deferral of installment payments on the amortizing notes made in accordance with the provisions described under “— Option to Extend Installment Payment Period” will not constitute a default under the indenture.

There is no right of acceleration with respect to defaults, except for defaults that are also events of default.

The trustee may withhold notice to the holders of the amortizing notes of any default with respect thereto, except in the case of failure to make an installment payment, or the payment of the repurchase price, if it considers such withholding to be in the interests of such holders.

Citigroup is required to file annually with the trustee a statement of an officer as to the fulfillment by Citigroup of its obligations under the indenture during the preceding year.

Holders of a majority in principal amount of the outstanding amortizing notes will be entitled to control certain actions of the trustee under the indenture and to waive past defaults regarding such amortizing notes. The trustee generally will not be under any obligation to act at the request, order or direction of any of the holders of amortizing notes, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity.

Before any holder of notes may institute action for any remedy, except payment on such holder’s amortizing note when due, the holders of not less than 25% in principal amount of the amortizing notes outstanding must request the trustee to take action. Holders must also offer satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.

Modifications and Amendments

Modifications and amendments to the indenture through a supplemental indenture may be made by Citigroup and the trustee with the consent of the holders of a majority in principal amount of the amortizing notes at the time outstanding. However, no such modification or amendment may, without the consent of the holder of each amortizing note affected thereby:

(1) modify the installment payment terms of such amortizing notes; or

(2) reduce the percentage of holders of amortizing notes necessary to modify or amend the indenture or waive compliance by Citigroup with any covenant or past default.

Discharge and Defeasance

Citigroup may discharge most of its obligations under the indenture to holders of the amortizing notes if such amortizing notes have not already been delivered to the indenture trustee for cancellation and either have become due and payable or are by their terms due and payable within one year. Citigroup may discharge its obligations by depositing with the indenture trustee an amount of cash or U.S. government obligations certified to be sufficient to pay when due all the remaining installment payments on all outstanding amortizing notes.

Citigroup, at its option:

(1) will be released from any and all obligations in respect of the amortizing notes, which is known as “defeasance and discharge”; or

(2) need not comply with certain covenants specified herein regarding the amortizing notes, which is known as “covenant defeasance.”

If Citigroup exercises its covenant defeasance option, the failure to comply with any defeased covenant and any default in the indenture will no longer be a default thereunder.

To exercise either its defeasance and discharge or covenant defeasance option, Citigroup must

(1) deposit with the trustee, in trust, cash or U.S. government obligations in an amount sufficient to pay all the remaining installments on the amortizing notes when such payments are due; and

(2) deliver an opinion of counsel, which, in the case of defeasance and discharge, must be based upon a ruling or administrative pronouncement of the Internal Revenue Service (the “IRS”), to the effect that the holders of the amortizing notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit or defeasance and will be required to pay U.S. federal income tax in the same manner as if such defeasance had not occurred.

When there is a defeasance and discharge, the indenture will no longer govern the amortizing notes, Citigroup will no longer be liable for payment and the holders of such amortizing notes will be entitled only to the deposited funds. When there is a covenant defeasance, however, Citigroup will continue to be obligated for installment payments when due if the deposited funds are not sufficient to pay the holders.

The obligations under the indenture to register the transfer or exchange of amortizing notes, to replace mutilated, defaced, destroyed, lost or stolen amortizing notes, and to maintain paying agents and hold monies for payment in trust will continue even if Citigroup exercises its defeasance and discharge or covenant defeasance option.

Concerning the Trustee

The trustee has extended substantial credit facilities, the borrowings under which constitute Senior Indebtedness, to Citigroup. Citigroup and certain of its subsidiaries also maintain bank accounts, borrow money and have other customary commercial banking or investment banking relationships with the trustee in the ordinary course of business.

Consolidation, Merger and Sale of Assets

The indenture provides that Citigroup will not consolidate or merge with another corporation or convey, transfer or lease its assets substantially as an entirety unless:

•	the successor is a corporation organized in the United States and expressly assumes the due and punctual payment of the principal of, premium, if any, and interest on, all junior subordinated debt securities issued thereunder (including the amortizing notes) and the performance of every other covenant of the indenture on the part of the Citigroup; and

•	immediately thereafter no default and no event which, after notice or lapse of time, or both, would become a default, shall have happened and be continuing.

Upon any such consolidation, merger, conveyance or transfer (but not any such lease), the successor corporation shall succeed to and be substituted for Citigroup under the indenture. Thereafter the predecessor corporation shall be relieved of all obligations and covenants under the indenture and the junior subordinated debt securities.

Governing Law

The indenture and the amortizing notes, and any claim, controversy or dispute arising under or related to the indenture or amortizing notes, for all purposes shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of laws provisions thereof).

Unclaimed Funds

All funds deposited with the trustee for the payment of installment payments in respect of the amortizing notes that remain unclaimed for two years after the final installment date will be repaid to Citigroup upon its request. Thereafter, any right of any holder of the amortizing notes to such funds shall be enforceable only against Citigroup, and the trustee will have no liability therefor.

Prescription

Under New York’s statute of limitations, any legal action to enforce Citigroup’s payment obligations evidenced by the amortizing notes must be commenced within six years after payment is due. Thereafter Citigroup’s payment obligations will generally become unenforceable.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

The T-DECS, the separate purchase contracts and the separate amortizing notes will initially be issued under a book-entry system in the form of global securities. Citigroup will register the global securities in the name of The Depository Trust Company, New York, New York, or DTC, or its nominee and will deposit the global securities with that depositary.

Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the T-DECS, the separate purchase contracts and the separate amortizing notes, as the case may be, upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, we and the trustee will treat the depositary as the sole owner or holder of the T-DECS, the separate purchase contracts and the separate amortizing notes, as the case may be. Therefore, except as set forth below, you will not be entitled to have T-DECS, separate purchase contracts or separate amortizing notes registered in your name or to receive physical delivery of certificates representing the T-DECS, the separate purchase contracts or the separate amortizing notes. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture or the purchase contract agreement, as the case may be. Citigroup understands that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

You may elect to hold interests in the global securities either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, (“Euroclear”) if you are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

As long as the separate amortizing notes are represented by the global securities, we will pay installments on those separate amortizing notes to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

Settlement

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in T-DECS, separate purchase contracts or separate amortizing notes, as the case may be, that are settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of T-DECS, separate purchase contracts or separate amortizing notes, as the case may be, by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of T-DECS, separate purchase contracts and separate amortizing notes, as the case may be, among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Definitive Securities and Paying Agents

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

(a) the depositary is unwilling or unable to continue as depositary for such global security and Citigroup is unable to find a qualified replacement for the depositary within 90 days;

(b) at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

(c) Citigroup in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

The global security will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive T-DECS, separate purchase contracts or separate amortizing notes, as the case may be, will be registered in the name or names of the person or persons specified by the depositary in a written instruction to the registrar of the securities. The depositary may base its written instruction upon directions it receives from its participants.

If any of the events described above occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive securities are available and notice will be published as described below under “— Notices.” Beneficial owners of book-entry T-DECS, separate purchase contracts or separate amortizing notes, as the case may be, will then be entitled (1) to receive physical delivery in certificated form of definitive T-DECS, separate purchase contracts or separate amortizing notes, as the case may be, equal in aggregate amount of T-DECS, separate purchase contracts or separate amortizing notes, as the case may be, to their beneficial interest and (2) to have the definitive securities registered in their names. Thereafter, the holders of the definitive T-DECS, separate purchase contracts and separate amortizing notes, as the case may be, will be recognized as the “holders” of the T-DECS, separate amortizing notes and separate purchase contracts for purposes of the purchase contract agreement and indenture, respectively.

Each of the purchase contract agreement and indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive security, so long as the applicant furnishes to Citigroup and the trustee such security or indemnity and such evidence of ownership as they may require.

In the event definitive separate notes are issued, the holders thereof will be able to receive installment payments at the office of Citigroup’s paying agent in the Borough of Manhattan. The final installment payment of a definitive separate amortizing note may be made only against surrender of the separate amortizing note to one of Citigroup’s paying agents. Citigroup also has the option of making installment payments by mailing checks to the registered holders of the separate certificated amortizing notes. Citigroup’s paying agent in the Borough of

Manhattan is the corporate trust office of The Bank of New York Mellon, located at 101 Barclay Street — 8W, New York, New York.

In the event definitive T-DECS, separate purchase contracts or separate amortizing notes are issued, the holders thereof will be able to transfer their securities, in whole or in part, by surrendering such securities for registration of transfer at the office of The Bank of New York Mellon listed above. A form of such instrument of transfer will be obtainable at the relevant office of The Bank of New York Mellon. Upon surrender, Citigroup will execute, and the purchase contract agent and the trustee will authenticate and deliver, new T-DECS, separate purchase contracts or separate amortizing notes, as the case may be, to the designated transferee in the amount being transferred, and a new security for any amount not being transferred will be issued to the transferor. Such new securities will be delivered free of charge at the relevant office of The Bank of New York Mellon, as requested by the owner of such new T-DECS, separate purchase contacts or separate amortizing notes. Citigroup will not charge any fee for the registration of transfer or exchange, except that it may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Notices

So long as the global securities are held on behalf of DTC or any other clearing system, notices to holders of securities represented by a beneficial interest in the global securities may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the T-DECS, the purchase contracts and amortizing notes that are components of T-DECS and shares of our common stock acquired under a purchase contract. This discussion applies only to holders who acquire T-DECS upon original issuance at the “issue price” (as defined below) and who hold the T-DECS, the components of the T-DECS and shares of our common stock as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to T-DECS, purchase contracts, amortizing notes or shares of our common stock;

•	persons holding T-DECS, purchase contracts, amortizing notes or shares of our common stock as part of a hedge, “straddle,” integrated transaction or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities; or

•	persons subject to the alternative minimum tax.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds T-DECS, purchase contracts, amortizing notes or common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding T-DECS, purchase contracts, amortizing notes or common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the T-DECS, purchase contracts, amortizing notes or the common stock.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. Persons considering the purchase of T-DECS, purchase contracts, amortizing notes and shares of our common stock are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Characterization of T-DECS and Amortizing Notes

Although there is no authority directly on point and therefore the issue is not entirely free from doubt, each T-DECS will be treated as an investment unit composed of two separate instruments for U.S. federal income tax purposes, and the amortizing notes will be treated as indebtedness for U.S. federal income tax purposes. Under this treatment, a holder of T-DECS will be treated as if it held each component of T-DECS for U.S. federal income tax purposes. By acquiring a T-DECS, you will agree to treat (i) a T-DECS as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes as indebtedness for U.S. tax purposes. If, however, the components of a T-DECS were treated as a single instrument, the U.S. federal income tax consequences could differ from the consequences described below. Specifically, if you are a U.S. Holder, as defined below, you could be required to recognize the entire amount of each installment payment on the amortizing notes, rather than merely the portion of such payment denominated as interest, as income. In addition, if you are a Non-U.S. Holder, as defined below, payments of principal and interest made to you on the amortizing notes could be subject to U.S. withholding tax. Even if the components of a T-DECS are respected as separate instruments for U.S. federal income tax purposes, (i) the amortizing notes could be recharacterized as equity for U.S. federal income tax purposes, in which case payments of interest to Non-U.S. Holders (as defined below) on the amortizing notes could potentially be subject to U.S. withholding tax and (ii) the purchase contracts could be treated as Citigroup’s stock, in which case the tax consequences of the purchase, ownership and disposition thereof would be substantially the same as the tax consequences described herein.

No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) with respect to the characterization of T-DECS for U.S. federal income tax purposes or any of the U.S. federal tax consequences discussed below, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those described above. Accordingly, you should consult your tax advisor regarding the consequences to you of the possible recharacterization of the components of a T-DECS as a single instrument. Unless stated otherwise, the remainder of this discussion assumes that the characterization of the T-DECS as two separate instruments, the characterization of the amortizing notes as indebtedness, and the characterization of the purchase contracts as contracts to acquire our common stock will be respected for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of T-DECS, purchase contracts, amortizing notes or our common stock acquired under a purchase contract that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Allocation of the Issue Price and Purchase Price

The issue price of each T-DECS will be the first price at which a substantial amount of the T-DECS is sold to persons other than bond houses, brokers, or similar persons acting in the capacity of underwriters, placement agents or wholesalers. The issue price (and purchase price) of each T-DECS will be allocated between the purchase contract and the amortizing note that constitute the T-DECS in proportion to their relative fair market values at the time of issuance. That allocation of the purchase price will establish a U.S. Holder’s initial tax basis in the purchase contract and amortizing note.

We have determined that the issue price allocated to each purchase contract and amortizing note is $      and $       , respectively. That allocation will be binding on you (but not the IRS) unless you explicitly disclose a contrary position on a statement attached to your timely filed U.S. federal income tax return for the taxable year in which you acquire T-DECS. The remainder of this discussion assumes that this allocation of issue price to each purchase contract and amortizing note will be respected for U.S. federal income tax purposes.

Original Issue Discount

Due to the deferral feature on the amortizing notes, Citigroup intends to take the position that none of the stated interest on the notes constitutes “qualified stated interest” for U.S. federal income tax purposes. Accordingly, U.S. Holders of amortizing notes will be required to accrue interest income on the notes on a constant-yield basis at a rate of     %, regardless of whether such holders use the cash or accrual method of accounting for U.S. federal income tax purposes. As a result, for each day of each accrual period, a U.S. Holder must accrue:

•	the product of (a) the adjusted issue price (as defined below) of the amortizing note as of the beginning of the accrual period and (b) %, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period.

U.S. Holders will not be required to separately take into account as income any payments on the amortizing notes.

The “adjusted issue price” of an amortizing note is its issue price increased by any original interest income previously accrued and decreased by any payments made on the amortizing note. Accrued original issue discount will increase the U.S. Holder’s tax basis in the amortizing notes and any payments on the notes will decrease the tax basis.

Settlement of a Purchase Contract

U.S. Holders will not recognize gain or loss on the acquisition of our common stock upon the mandatory or early settlement of a purchase contract except with respect to cash paid in lieu of a fractional share of our common stock. A U.S. Holder’s tax basis in the common stock received under a purchase contract will be equal to its tax basis in the purchase contract less the portion of such tax basis allocable to the fractional share. A U.S. Holder’s holding period for the common stock received under a purchase contract will begin the day after that stock is received.

Constructive Dividends

The settlement rate of the purchase contracts will be adjusted in certain circumstances. Under the Code and applicable Treasury Regulations, adjustments that have the effect of increasing a holder’s interest in Citigroup’s assets or earnings and profits may, in some circumstances, result in a deemed distribution to the holder of a purchase contract.

If Citigroup were to make a distribution of cash or property (for example, distributions of evidences of indebtedness or assets) to stockholders and the settlement rate of the purchase contracts were increased pursuant to the applicable anti-dilution provisions, such increase would be deemed to be a distribution to U.S. Holders. In addition, any other increase in the settlement rate of the purchase contracts (including an adjustment to the settlement rate in connection with a fundamental change) may, depending on the circumstances, be deemed to be a distribution to U.S. Holders.

In certain circumstances, the failure to make an adjustment of the settlement rate may result in a taxable distribution to holders of Citigroup’s common stock, if as a result of such failure the proportionate interest of the stockholders in the assets or earnings and profits of Citigroup is increased.

Any deemed distribution will generally be taxed in the same manner as an actual distribution. See “— Taxation of Distributions” below. U.S. Holders should consult their tax advisors as to the tax consequences of receiving constructive dividends.

Taxation of Distributions on Common Stock Acquired under the Purchase Contracts

Distributions paid on shares of common stock, other than certain pro rata distributions of shares of common stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by non-corporate U.S. Holders in tax years beginning prior to 2011 will be eligible to be taxed at reduced rates if the U.S. Holders meet certain holding period and other applicable requirements. Dividends received by corporate U.S. Holders will be eligible for the dividends-received deduction if the U.S. Holders meet certain holding period and other applicable requirements.

Sale or Disposition of T-DECS, Purchase Contracts, Amortizing Notes or Common Stock

Upon the sale, exchange or retirement of a purchase contract, amortizing note or share of our common stock, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s adjusted tax basis in the purchase contract, amortizing note or share of stock, as the case may be.

Gain or loss realized on the sale, exchange or retirement of a purchase contract, amortizing note or share of common stock will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the purchase contract, amortizing note or share of stock, as the case may be, has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Upon the sale, exchange or other disposition of a T-DECS, a U.S. Holder will be treated as having sold or disposed of the purchase contract and amortizing note that constitute the T-DECS. The proceeds realized on a disposition of a T-DECS will be allocated between the purchase contract and amortizing note of the T-DECS in proportion to their relative fair market values. As a result, a U.S. Holder will calculate its gain or loss on the purchase contract separately from the gain or loss on the amortizing note. It is thus possible that a U.S. Holder could recognize a capital gain on one component of a T-DECS but a capital loss on the other component of the T-DECS.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments (including original issue discount) on the amortizing notes, dividends on the common stock and the proceeds from a sale or other disposition of T-DECS, purchase contracts, amortizing notes or shares of our common stock. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a T-DECS, purchase contract, amortizing note or share of common stock acquired under a purchase contract that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is a non-resident alien individual present in the United States for 183 days or more in the taxable year of disposition of the T-DECS, purchase contracts, amortizing notes or common stock. Such a Non-U.S. Holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of T-DECS, purchase contracts, amortizing notes or common stock.

Payments on the Amortizing Notes

Subject to the discussion below concerning backup withholding, under the characterization of each T-DECS as an investment unit consisting of an amortizing note and a purchase contract for U.S. federal income tax purposes (as described above), payments of principal and original issue discount on the amortizing notes by Citigroup to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of original issue discount,

•	the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of Citigroup stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to Citigroup through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.

Original issue discount on an amortizing note will not be exempt from withholding tax unless the beneficial owner of the note certifies on a properly executed IRS Form W-8BEN, under penalties of perjury, that it is not a United States person.

However, if, as described above under “— Characterization of T-DECS and Amortizing Notes,” the components of a T-DECS were recharacterized and treated as a single instrument for U.S. federal income tax purposes, payments of principal and original issue discount made to Non-U.S. Holders could be subject to U.S. federal withholding tax at a rate of 30%, unless such Non-U.S. Holder is entitled to claim a lower rate as may be specified by an applicable income tax treaty and such holder has satisfied the relevant certification requirements. Even if the components of a T-DECS are respected as separate instruments for U.S. federal income tax purposes, if the amortizing notes were recharacterized as equity for U.S. federal income tax purposes, payments of original issue discount to Non-U.S. Holders on the amortizing notes could potentially be subject to U.S. withholding tax. Under recently proposed U.S. federal legislation, if the T-DECS were recharacterized as a single instrument and treated as equity, or the amortizing notes were recharacterized as equity, for U.S. federal income tax purposes, a withholding tax of 30% would potentially be imposed on dispositions by Non-U.S. Holders with respect to the amortizing notes on or after January 1, 2013. In addition, under that proposed legislation, a withholding tax of 30% would potentially be imposed on distributions to, and dispositions by, Non-U.S. Holders of common stock on or after January 1, 2013. Citigroup is not required to pay a “gross up” for these or any other taxes imposed or withheld in respect of payments made on or with respect to the T-DECS, the purchase contracts, the amortizing notes or common stock.

Settlement of a Purchase Contract

Non-U.S. Holders will not be subject to U.S. federal income tax upon the mandatory or early settlement of a purchase contract.

Constructive Dividends

An adjustment to the settlement rate of a purchase contract might result in a taxable constructive stock distribution, as described above under the caption “Tax Consequences to U.S. Holders — Constructive Dividends.” Any taxable constructive stock distribution from an adjustment to the settlement rate will be treated in the same manner as an actual distribution on our common stock, as described below under “— Dividends.”

Sale, Exchange or Other Disposition of T-DECS, Purchase Contracts, Amortizing Notes or Shares of Common Stock

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of T-DECS, purchase contracts, amortizing notes or common stock, unless:

•	the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, subject to an applicable income tax treaty providing otherwise, or

•	in the case of a sale or other disposition of T-DECS, purchase contracts or common stock, Citigroup is or has been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter.

Citigroup believes that it is not, and does not anticipate becoming, a U.S. real property holding corporation.

Dividends

Dividends (including deemed dividends on the T-DECS or purchase contracts described above under “Tax Consequences to U.S. Holders — Constructive Dividends”) paid to a Non-U.S. Holder generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

In the case of any constructive dividend, it is possible that the U.S. federal tax on the constructive dividend would be withheld from shares of common stock or sales proceeds subsequently paid or credited to a Non-U.S. Holder. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

Effectively Connected Income

If a Non-U.S. Holder is engaged in a trade or business in the United States, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above) on payments on the amortizing notes (including original issue discount), payments on the common stock and gain recognized on a sale or other disposition of T-DECS, purchase contracts, amortizing notes or common stock that is effectively connected with that the conduct of trade or business, subject to an applicable income tax treaty providing otherwise. In order for payments on the amortizing notes and dividends on the common stock to be exempt from the withholding tax described in “— Payments on the Amortizing Notes” and “— Dividends” above, the Non-U.S. Holder will generally be required to provide a properly executed IRS Form W-8ECI.

These Non-U.S. Holders are urged to consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of T-DECS, purchase contracts, amortizing notes and common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments (including original issue discount) on the amortizing notes and on the common stock. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the T-DECS, purchase contracts, amortizing notes or common stock and the Non-U.S. Holder may be subject to United States backup withholding on payments on the amortizing notes and on the common stock or on the proceeds from a sale or other disposition of the T-DECS, purchase contracts, amortizing notes or common stock. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the ERISA plan’s particular circumstances before authorizing an investment in the T-DECS of Citigroup. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA plan and whether the investment is appropriate for the ERISA plan in view of its overall investment policy and diversification of its portfolio.

Certain provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), prohibit employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, plans described in Section 4975(e)(1) of the Code (including, without limitation, individual retirement accounts (“IRAs”) and Keogh plans), and entities whose underlying assets include plan assets by reason of a plan’s investment in such entities (including, without limitation, as applicable, insurance company general accounts) (collectively, “plans”), from engaging in certain transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan or entity. Governmental and other plans that are not subject to ERISA or to the Code may be subject to similar restrictions under state, federal, local or non-U.S. law. Any employee benefit plan or other entity, to which such provisions of ERISA, the Code or similar law apply proposing to acquire the notes should consult with its legal counsel.

Citigroup has subsidiaries, including insurance company subsidiaries and broker-dealer subsidiaries, that provide services to many employee benefit plans. Citigroup and any such direct or indirect subsidiary of Citigroup may each be considered a “party in interest” and a “disqualified person” to a large number of plans. A purchase of the T-DECS of Citigroup by any such plan would be likely to result in a prohibited transaction between the plan and Citigroup.

Accordingly, the T-DECS may not be purchased, held or disposed of by any plan or any other person investing “plan assets” of any plan that is subject to the prohibited transaction rules of ERISA or Section 4975 of the Code or other similar law, unless one of the following exemptions (or a similar exemption or exception) applies to such purchase, holding and disposition:

•	Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for transactions with certain service providers for adequate consideration (the “Service Provider Exemption”),

•	Prohibited Transaction Class Exemption (“PTCE”) 96-23 for transactions determined by in-house asset managers,

•	PTCE 95-60 for transactions involving insurance company general accounts,

•	PTCE 91-38 for transactions involving bank collective investment funds,

•	PTCE 90-1 for transactions involving insurance company separate accounts, or

•	PTCE 84-14 for transactions determined by independent qualified professional asset managers.

Any purchaser of the T-DECS or any interest therein will be deemed to have represented and warranted to Citigroup on each day including the date of its purchase of the T-DECS through and including the date of disposition of such T-DECS that either:

(a) it is not a plan subject to Title I of ERISA or Section 4975 of the Code and is not purchasing such T-DECS or interest therein on behalf of, or with “plan assets” of, any such plan;

(b) its purchase, holding and disposition of such T-DECS are not and will not be prohibited because they are exempted by a statutory exemption, including the Service Provider Exemption, or one or more of the following prohibited transaction exemptions: PTCE 96-23, 95-60, 91-38, 90-1 or 84-14; or

(c) it is a governmental plan (as defined in section 3 of ERISA) or other plan that is not subject to the provisions of Title I of ERISA or Section 4975 of the Code and its purchase, holding and disposition of such T-DECS are not otherwise prohibited.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that any person considering the purchase of the T-DECS with plan assets consult with its counsel regarding the consequences under ERISA and the Code, or other similar law, of the acquisition and ownership of the T-DECS and the availability of exemptive relief under the class exemptions listed above.

UNDERWRITING

The terms and conditions set forth in the underwriting agreement dated December   , 2009 govern the sale and purchase of the T-DECS. Each underwriter named below has severally agreed to purchase from Citigroup, and Citigroup has agreed to sell to each underwriter, the number of T-DECS set forth opposite the name of each underwriter.

Number of
Underwriter	T-DECS

Citigroup Global Markets Inc.
Morgan Stanley & Co. Incorporated

Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the T-DECS are subject to the approval of legal matters by their counsel and to other conditions. The underwriters are committed to take and pay for all of the T-DECS if any are taken.

The following table summarizes the underwriting discount to be paid by Citigroup to the underwriters in connection with this offering.

Paid by
Citigroup

Per T-DECS	$
Total	$

Citigroup estimates that its total expenses for the offering, excluding underwriting discounts, will be approximately $       .

The underwriters propose to offer part of the T-DECS directly to the public at the initial public offering price set forth above and part of the T-DECS to certain dealers at the initial public offering price less a concession of $        for each T-DECS. Such dealers may reallow a concession of $        for each T-DECS to certain other brokers or dealers.

After the initial offering to the public, the public offering prices and the concessions to dealers may be changed by the underwriters.

Each underwriter is offering the T-DECS subject to prior sale and its acceptance of the T-DECS from Citigroup. Each underwriter may reject any order in whole or in part.

Citigroup and certain of its directors and senior executive officers have agreed that, for a period of 60 days from the date of this prospectus, Citigroup and certain of its directors and senior executive officers will not dispose of or hedge any shares of Citigroup common stock or any securities convertible into, exercisable for or exchangeable for Citigroup common stock, except with the prior written consent of Citigroup Global Markets Inc. This agreement does not apply to (i) the offering of the T-DECS and the Common Stock Offerings described under “Concurrent Offerings” above, (ii) issuances and sales of Citigroup common stock pursuant to any employee stock option plan, stock ownership plan, dividend reinvestment plan or similar plan of Citigroup and (iii) the issuance of common stock issuable upon the conversion of securities or the exercise of warrants outstanding on the date hereof.

Underwriters, dealers and agents may be entitled, under agreements with Citigroup, to indemnification by Citigroup against liabilities relating to material misstatements and omissions. Underwriters, dealers, agents and their affiliates may engage in transactions (which may include commercial banking transactions) with, and perform services for, Citigroup and affiliates of Citigroup in the ordinary course of business.

In connection with the offering, the underwriters may over-allot or effect transactions that stabilize or cover, each of which is described below.

•	Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.

•	Stabilizing transactions involve bids to purchase the T-DECS so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the T-DECS in the open market after the distribution has been completed in order to cover short positions.

These transactions may have the effect of preventing or retarding a decline in the market price of the T-DECS. They may also cause the price of the T-DECS to be higher than it would otherwise be in the absence of such transactions. The underwriters are not required to engage in any of these activities and may end any of these activities at any time.

Citigroup will apply to list the T-DECS on the New York Stock Exchange under the symbol “          .” If approved for listing, Citigroup expects that the T-DECS will begin trading on the New York Stock Exchange within 30 days after the T-DECS are first issued. After the distribution of the T-DECS, Citigroup Global Markets Inc., the sole book-running manager of this offering, will not be able to make a market in the T-DECS due to certain regulatory restrictions arising from its affiliation with Citigroup. Additionally, Citigroup Global Markets Inc. will not be able to effect any transactions for the account of any customers in the T-DECS, except on a limited unsolicited basis. While other broker-dealers unaffiliated with Citigroup will not be subject to such prohibitions, Citigroup cannot make any assurance as to the liquidity of, or trading markets for, the T-DECS.

Conflicts of Interest

Citigroup Global Markets Inc., the sole book-running manager for this offering, is a subsidiary of Citigroup. Accordingly, the offering of the T-DECS will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules (“Rule 2720”) adopted by the Financial Industry Regulatory Authority (“FINRA”). Client accounts over which Citigroup Global Markets Inc. or any affiliate has investment discretion are not permitted to purchase the T-DECS, either directly or indirectly, without the specific written approval of the accountholder. Additionally, Citigroup Global Markets Inc. is not permitted to and will not be publishing research reports or otherwise expressing opinions or providing recommendations regarding Citigroup or the T-DECS. Similarly, financial advisors employed by Citigroup Global Markets Inc., will not be permitted to provide any advice in connection with managing any position in the T-DECS.

Because Citigroup Global Markets Inc., the sole book-running manager for this offering, is an affiliate of Citigroup, it is deemed to have a “conflict of interest” with Citigroup under Rule 2720 as adopted by FINRA. When a FINRA member with a conflict of interest participates in a public offering, that rule requires (subject to certain exceptions that are not applicable here) that the public offering price may be no higher than that recommended by a “qualified independent underwriter,” as defined in Rule 2720. In accordance with this rule, Morgan Stanley has assumed the responsibilities of acting as a qualified independent underwriter. In its role as a qualified independent underwriter, Morgan Stanley has performed a due diligence investigation and participated in the preparation of this prospectus supplement. Morgan Stanley will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. Citigroup has agreed to indemnify Morgan Stanley against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

The underwriters have agreed that they will not offer, sell or deliver any T-DECS, directly or indirectly, or distribute this prospectus or any other offering material related to the T-DECS, in or from any jurisdiction, except when to the best knowledge and belief of the underwriters it is permitted under applicable laws and regulations. In so doing, the underwriters will not impose any obligations on Citigroup, except as set forth in the underwriting agreement.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of the T-DECS described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the T-DECS that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of the T-DECS described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the T-DECS have not authorized and do not authorize the making of any offer of T-DECS through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the T-DECS as contemplated in this prospectus. Accordingly, no purchaser of the T-DECS, other than the underwriters, is authorized to make any further offer of the T-DECS on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the T-DECS described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The T-DECS have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the T-DECS has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the T-DECS to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The T-DECS may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The T-DECS may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the T-DECS may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to T-DECS which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The T-DECS offered in this prospectus have not been registered under the Securities and Exchange Law of Japan, and the T-DECS have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the T-DECS may not be circulated or distributed, nor may the T-DECS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

If the T-DECS are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

then shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the T-DECS pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Australia

This prospectus supplement and accompanying prospectus is not a formal disclosure document and has not been lodged with the Australian Securities and Investments Commission (“ASIC”). It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus for the purposes of Chapter 6D.2 of the Australian Corporations Act 2001 (Act) in relation to the T-DECS or Citigroup.

This prospectus supplement and accompanying prospectus is not an offer to retail investors in Australia generally. Any offer of T-DECS in Australia is made on the condition that the recipient is a “sophisticated investor” within the meaning of section 708(8) of the Act or a “professional investor” within the meaning of section 708(11) of the Act. If any recipient does not satisfy the criteria for these exemptions, no applications for the T-DECS will be accepted from that recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of the offer, is personal and may only be accepted by the recipient.

If a recipient on-sells their T-DECS within 12 months of their issue, that person will be required to lodge a disclosure document with ASIC unless either:

•	the sale is pursuant to an offer received outside Australia or is made to a “sophisticated investor” within the meaning of 708(8) of the Act or a “professional investor” within the meaning of section 708(11) of the Act; or

•	it can be established that Citigroup issued, and the recipient subscribed for, the T-DECS without the purpose of the recipient on-selling them or granting, issuing or transferring interests in, or options or warrants over them.

Notice to Prospective Investors in Brazil

The issuance of the T-DECS has not been and will not be registered with the Brazilian Comissão de Valores Mobiliários. Any public offering or distribution, as defined under Brazilian laws and regulations, of the T-DECS in Brazil is not legal without prior registration under Law No. 6,385/76, as amended, and Instruction No. 400, issued by the CVM on December 29, 2003, as amended. Since the offering of the T-DECS is not a public offering of securities in Brazil, documents relating to the offering of the T-DECS, as well as information contained therein, may not be supplied to the public in Brazil, nor be used in connection with any offer for subscription or sale of the T-DECS in Brazil, except in circumstances that do not constitute a public offering, placement, distribution or negotiation of securities in the Brazilian capital markets regulated by Brazilian legislation. Persons wishing to offer or acquire the T-DECS within Brazil should consult with their own counsel as to the applicability of registration requirements or any exemption therefrom.

Notice to Prospective Investors in Chile

Neither Citigroup nor the T-DECS have been registered with the Superintendencia de Valores y Seguros pursuant to Law No. 18.045, the Ley de Mercado de Valores, and regulations thereunder. This prospectus does not constitute an offer of, or an invitation to subscribe for or purchase, the T-DECS in the Republic of Chile, other than to individually identified buyers pursuant to a private offering within the meaning of Article 4 of the Ley de Mercado de Valores (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

Notice to Prospective Investors in the People’s Republic of China

This prospectus supplement and accompanying prospectus may not be circulated or distributed in the PRC and the T-DECS may not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in India

This prospectus is for information purposes only and does not constitute an offer or invitation for any investment or subscription for T-DECS in India. Any person who is in possession of this prospectus is hereby notified that no action has been or will be taken that would allow an offering of the T-DECS in India and neither this prospectus nor any offering material relating to the T-DECS has been submitted to the Registrar of Companies or the Securities and Exchange Board of India for prior review or approval. Further, no document filing has been made with the Registrar of Companies, India. Accordingly, the T-DECS may not be offered, sold, transferred or delivered and neither this prospectus nor any offering material relating to the T-DECS may be distributed or made available (in whole or in part) in India, directly or indirectly in connection with any offer or invitation for any investment or subscription for the T-DECS in India. You are advised to read this disclaimer carefully and consult with your advisors before accessing, reading or making any other use of the attached prospectus.

Notice to Prospective Investors in Italy

This offering has not been registered with the Commissione Nazionale per la Società e la Borsa (CONSOB) pursuant to Italian securities legislation. The T-DECS offered by this prospectus may neither be offered or sold, nor may this prospectus or any other offering materials be distributed in the Republic of Italy unless such offer, sale or distribution is:

•	made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of September 1, 1993 (Decree No. 385), Legislative Decree No. 58 of February 24, 1998, CONSOB Regulation No. 11971 of May 14, 1999 and any other applicable laws and regulations;

•	made (i) to professional investors (operatori qualificati) as defined in Article 31, second paragraph of CONSOB Regulation No. 11422 of July 1, 1998, as amended, or Regulation No, 11522, (ii) in circumstances where an exemption from the rules governing solicitations to the public at large applies pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended or (iii) to persons located in the Republic of Italy who submit an unsolicited request to purchase the T-DECS; and

•	in compliance with all relevant Italian securities and tax laws and regulations.

Any investor purchasing the T-DECS in the offer is solely responsible for ensuring that any offer or resale of T-DECS it purchased in the offer occurs in compliance with applicable laws and regulations. This prospectus supplement and the information contained herein are intended only for the use of its recipient and are not to be distributed to any third party resident or located in Italy for any reason. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

Article 100-bis of the Legislative Decree No. 58 of February 24, 1998 affects the transferability of the T-DECS in Italy to the extent that any placement of the T-DECS is made solely with qualified investors and such T-DECS are then systematically resold to non-qualified investors on the secondary market at any time in the 12 months following such placement. Should this occur without the publication of a prospectus, and outside of the application of one of the exemptions referred to above, retail purchasers of T-DECS may have their purchase declared void and claim damages from any intermediary which sold them the T-DECS.

Notice to Prospective Investors in Korea

Each of the underwriters has represented and agreed that it has not and will not, directly or indirectly, offer, sell or deliver any T-DECS in Korea to, or for the account or benefit of, any resident of Korea, or to others for reoffering or resale, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea, except as otherwise permitted by applicable Korean laws and regulations, including the Financial Investment Services and Capital Market Act and the Foreign Exchange Transactions Act and the decrees and regulations thereunder.

Notice to Prospective Investors in Kuwait

The T-DECS have not been authorized or licensed for offering, marketing or sale in the State of Kuwait. The distribution of this prospectus and the offering and sale of the T-DECS in the State of Kuwait is restricted by law unless a license is obtained from the Kuwait Ministry of Commerce and Industry in accordance with Law 31 of 1990. Persons into whose possession this prospectus comes are required by Citigroup and the underwriters to inform themselves about and to observe such restrictions. Investors in the State of Kuwait who approach Citigroup or any of the underwriters to obtain copies of this prospectus are required by Citigroup and the underwriters to keep such prospectus confidential and not to make copies thereof or distribute the same to any other person and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the T-DECS.

Notice to Prospective Investors in Mexico

This prospectus is solely the responsibility of Citigroup and has not been reviewed or authorized by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores, or “CNBV”).

The T-DECS have not been and will not be registered with the National Registry of Securities (Registro Nacional de Valores), or the RNV, maintained by the CNBV nor will it be listed on the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.), or the BMV.

The T-DECS may not be offered or sold in Mexico, absent an available exemption under the Mexican Securities Market Law (Ley del Mercado de Valores). In making an investment decision, all investors, including any Mexican citizen who may acquire the T-DECS from time to time, must rely on their own examination of Citigroup.

The offering of the T-DECS will be made exclusively to qualified or institutional buyers in compliance with all requirements applicable to private offerings of securities in Mexico as set forth in the Mexican Securities Market Law (Ley del Mercado de Valores) and its regulations.

Notice to Prospective Investors in Qatar

This offering of T-DECS does not constitute a public offer in the State of Qatar under Law No. 5 of 2002 (the “Commercial Companies Law”). The T-DECS are only being offered to a limited number of investors who are willing and able to conduct an independent investigation of the risks involved in an investment in such T-DECS, or have sufficient knowledge of the risks involved in an investment in such T-DECS or are benefiting from preferential terms under a directed share program for directors, officers and employees. No transaction will be concluded in the jurisdiction of the State of Qatar.

Notice to Prospective Investors in the Russian Federation

Each of the underwriters has agreed that it has not offered or sold or otherwise transferred and will not offer or sell or otherwise transfer as part of its initial distribution or at any time thereafter any T-DECS to or for the benefit of any person (including legal persons) resident, incorporated, established or having their usual residence in the Russian Federation or to any person located within the territory of the Russian Federation except to the extent permitted under Russian law.

Notice to Prospective Investors in Saudi Arabia

No action has been or will be taken in the Kingdom of Saudi Arabia that would permit a public offering or private placement of the T-DECS in the Kingdom of Saudi Arabia, or possession or distribution of any offering materials in relation thereto. The T-DECS may only be offered and sold in the Kingdom of Saudi Arabia in accordance with Part 5 (Exempt Offers) of the Offers of Securities Regulations dated 20/8/1425 AH corresponding to 4/10/2004 (the “Regulations”) and, in accordance with Part 5 (Exempt Offers) Article 17(a)(3) of the Regulations, the T-DECS will be offered to no more than 60 offerees in the Kingdom of Saudi Arabia with each such offeree paying an amount not less than Saudi Riyals one million or its equivalent. Investors are informed that Article 20 of the Regulations places restrictions on secondary market activity with respect to the T-DECS. Any resale or other transfer, or attempted resale or other transfer, made other than in compliance with the above-stated restrictions shall not be recognized by Citigroup.

Notice to Prospective Investors in the United Arab Emirates

Notice to Prospective Investors in the United Arab Emirates (Excluding the Dubai International Financial Centre)

The T-DECS have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (“U.A.E.”) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific notice to prospective investors in the Dubai International Financial Centre set out below. The information contained in this prospectus does not constitute a public offer of the T-DECS, in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority. If you do not understand the contents of this prospectus supplement and accompanying prospectus you should consult an authorized financial adviser. This prospectus is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

Notice to Prospective Investors in the Dubai International Financial Centre

This statement relates to an “exempt offer” in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This statement is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus nor taken steps to verify the information set out in it, and has no responsibility for it. The T-DECS to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the T-DECS offered should conduct their own due diligence on the T-DECS. If you do not understand the contents of this prospectus you should consult an authorized financial adviser. For the avoidance of doubt, the T-DECS are not interests in a “fund” or “collective investment scheme” within the meaning of either the Collective Investment Law (DIFC Law No. 1 of 2006) or the Collective Investment Rules Module of the Dubai Financial Services Authority Rulebook.

LEGAL MATTERS

Davis Polk & Wardwell LLP will act as legal counsel to Citigroup. Cleary Gottlieb Steen & Hamilton LLP will act as legal counsel to the underwriters. Cleary Gottlieb Steen & Hamilton LLP has from time to time acted as counsel for Citigroup and its subsidiaries and may do so in the future.

EXPERTS

The consolidated financial statements of Citigroup Inc. as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG audits and reports on consolidated financial statements of Citigroup at future dates and consents to the use of their reports thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their reports and said authority. The report of KPMG LLP on the consolidated financial statements refers to changes in 2007 in Citigroup Inc.’s methods of accounting for fair value measurements, the fair value option for financial assets and financial liabilities, uncertainty in income taxes and cash flows relating to income taxes generated by a leveraged lease transaction.

35,000,000     % T-DECSSM

PROSPECTUS

December   , 2009

Citi
Morgan Stanley